  As filed with the Securities and Exchange Commission on September 15, 1999

                                                      Registration No. 333-80201

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                             ____________________

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                             AUTOLEND GROUP, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                            523900                   22-3137244
(State or other jurisdiction of Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code) Identification No.)

                          600 Central SW, Third Floor
                         Albuquerque, New Mexico 87102
                                (505) 768-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Nunzio P. DeSantis, Chairman and Chief Executive Officer
                          600 Central SW, Third Floor
                         Albuquerque, New Mexico 87102
                                (505) 768-1000
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:
          Marshall G. Martin, Esq.              Jeffrey W. Hellberg, Esq.
          Hinkle, Cox, Eaton, Coffield          Hinkle, Cox, Eaton, Coffield
               & Hensley, L.L.P.                     & Hensley, L.L.P.
          500 Marquette NW, Suite 800           1700 Bank One Center
          Albuquerque, NM 87102                 Amarillo, TX   79101
          (505) 768-1500                        (806) 372-5569

          Approximate date of commencement of proposed sale to the public:  As
soon as practicable   after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ____________________


                        CALCULATION OF REGISTRATION FEE
                        ===============================


============================================================================================================================
                                                          Proposed maximum        Proposed maximum
Title of each class of securities     Amount to be          offering price            aggregate              Amount of
        to be registered               registered            per unit (1)         offering price(1)       registration fee
Common stock, $.002 par value          12,899,530(2)            $1.00               $12,899,530
Common stock, $.002 par value           6,323,500(3)            $4.00               $25,294,000                  $10,728
===========================================================================================================================

          (1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
          (2) Includes 1,040,000 shares to be issued to holders of Registrant's debentures in connection with its plan of reorganization.
          (3) Includes 2,663,500 shares to be issued to holders of Registrant's Class A and B warrants and 3,660,000 shares to be issued to holders of Registrant's options, in such case upon exercise of those warrants and options at an exercise price of $4.00 per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              AutoLend Group, Inc.

Cross Reference Sheet Showing Location in Prospectus of Information Required by Items 1 through 12 of Form S-1

                REGISTRATION STATEMENT                               PROSPECTUS CAPTION
                   ITEM AND HEADING                                     OR LOCATION
------------------------------------------------------  --------------------------------------------
1.          Forepart of Registration Statement and
            Outside Front Cover Page of                 Outside Front Cover Page
            Prospectus

2.          Inside Front and Outside Back Cover         Inside Front and Outside Back Cover Pages
            Pages of Prospectus                         of Prospectus

3.          Summary Information, Risk Factors,
            and Ratio of Earnings to Fixed Charges      Prospectus Summary, Risk Factors

4.          Use of Proceeds                             Use of Proceeds

5.          Determination of Offering Price             Cover Page, Risk Factors

6.          Dilution                                    Dilution

7.          Selling Security Holders                    Not Applicable

8.          Plan of Distribution                        Prospectus Summary - The Offering

9.          Description of Securities to be             Description of Common Stock
            Registered

10.         Interests of Named Experts and              Legal Matters, Experts
            Counsel

11.         Information with Respect to Registrant      Business; Selected Financial Data,
                                                        Management Discussion and Analysis of
                                                        Financial Condition and Results of
                                                        Operations

12.         Disclosure of Commission Position on        Disclosures of Commission Position on
            Indemnification for Securities Act          Indemnification for Securities Act
            Liabilities                                 Liabilities



PROSPECTUS

AutoLend Group, Inc.
600 Central S.W., Third Floor
Albuquerque, NM  87102
(505) 768-1000

                       19,223,030 Shares of Common Stock

       We are offering 18,183,030 shares of our common stock as a result of our plan of reorganization on a "best efforts" basis by us. This offering is not being underwritten by an investment banker. These shares are offered to satisfy obligations under our plan of reorganization; to fund our new ownership after the cancellation of our old equity securities; to help fund the development of our new gaming business and for other business development and general operating expenses as required. Our offer to holders of our common and preferred stock which stock was canceled on March 5,1999, will expire on _____________, 1999. Our offer to holders of our warrants and options, which were also canceled on March 5, 1999, will expire on March 4, 2000.

         This offer to sell our shares is only open to holders of our canceled securities.

       The holders of our canceled stock, warrants, and options have the right to purchase shares of new common stock as follows:



                                           Maximum number of Shares         Offering Price
     Class of Canceled Securities        of New Common Stock Issuable           Per Unit
---------------------------------------------------------------------------------------------
Common stock                                   6,079,530                        $1.00
---------------------------------------------------------------------------------------------
Preferred stock                                5,780,000                        $1.00
---------------------------------------------------------------------------------------------
Warrants                                       2,663,500                        $4.00
---------------------------------------------------------------------------------------------
Options                                        3,660,000                        $4.00
---------------------------------------------------------------------------------------------

     We are also hereby providing 1,040,000 shares of our common stock to certain holders of our debentures, which were canceled on March 5, 1999.
       Our common stock currently trades under the symbol "AUTL" in the over-the-counter  market on the Electronic Bulletin Board.
    On September 10, 1999, the last time it was traded, the market price of our common stock was $.06. Our common stock is not actively traded, and the offering price may not reflect the market price of our shares after the offering.

          This investment involves a high degree of risk.  You should purchase shares only if you can afford a complete loss.
                    See "RISK FACTORS" beginning on page 7.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ____________________

  PRICE $1.00 a SHARE (to holders of our canceled common and preferred stock)
     and $4.00 a SHARE (to holders of our canceled warrants and options).
                             ____________________

===========================================================================================================
                                                                      Underwriting              Proceeds to
                                          Price to Public              Discounts                Company (1)
                                          ---------------             ----------                -----------
-----------------------------------------------------------------------------------------------------------
Per share..........................         $      1.00                  -0-                   $      1.00
-----------------------------------------------------------------------------------------------------------
Per share..........................         $      4.00                  -0-                   $      4.00
-----------------------------------------------------------------------------------------------------------
Total maximum                               $37,153,530                  -0-                   $37,153,530
===========================================================================================================

_______________
     (1)  Before deducting our offering expenses, estimated to be $95,000.

                This Prospectus is dated ___________ ___, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Where You Can Find More Information..........................................  1
Prospectus Summary...........................................................  1
        The Company..........................................................  1
        Proposed New Business................................................  2
        Background; Recent History...........................................  3
        The Offering.........................................................  4
        Summary Financial Information........................................  6
Risk Factors.................................................................  7
        Uncertainties Related to Bankruptcy..................................  7
        Potential Need for Additional Financing..............................  8
        Dependence on Key Personnel..........................................  8
        Competition..........................................................  8
        Dilution; Cheap Stock................................................  8
        Voting Control; Potential Anti-Takeover Effect.......................  8
        No Payment of Dividends..............................................  8
        Arbritrary Determination of Offering Price...........................  9
        No Assurance of Public Market for the Common Stock...................  9
        Possible Issuance of Substantial Amounts of Additional Shares
                Without Stockholder Approval.................................  9
        Penny Stock Regulation...............................................  9
        Year 2000 Issues..................................................... 10
Forward-Looking Information.................................................. 10
Selected Financial Data...................................................... 10
Management's Discussion and Analysis of Financial Condition and
    Results of Operations.................................................... 12
        Proposed New Business................................................ 12
        Liquidity and Capital Resources...................................... 12
        General.............................................................. 14
        Results of Operations................................................ 15
        Year 2000 Issue...................................................... 20
        New Accounting Pronouncements........................................ 21
Operating Loss Carry-Forward................................................. 22
Dilution..................................................................... 23
Use of Proceeds.............................................................. 23
Market of Registrant's Common Equity and Related Stockholder Matters......... 23
Capitalization............................................................... 25
Business..................................................................... 25
        General.............................................................. 25
        Proposed New Business................................................ 26
        Termination of Option to Purchase ITB Shares......................... 27
        Employees............................................................ 28
        Properties........................................................... 28
        Legal Proceedings.................................................... 28
Management................................................................... 29
        Officers and Directors............................................... 29
        Summary Compensation Table........................................... 30
        Options.............................................................. 31
        Fiscal Year-End Option Values - 1999................................. 31
        Compensation of Directors............................................ 31
Security Ownership of Certain Beneficial Owners and Management............... 32
Certain Relationships and Related Transactions............................... 32
Compliance With Section 16(a) of the Securities Exchange Act of 1934......... 32
Disclosure of SEC Position on Indemnification for Securities Act Liabilities. 33
Description of Capital Stock................................................. 33
        Common Stock......................................................... 33
        Preferred Stock...................................................... 34
        Transfer Agent....................................................... 34
        Dividend Policy...................................................... 34
Legal Matters................................................................ 34
Experts...................................................................... 34

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 with the SEC to register the shares as required by the federal securities laws. This Prospectus omits certain information concerning us and our common stock contained in the Registration Statement and its exhibits. We also file annual, quarterly, and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we filed at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.


PROSPECTUS SUMMARY

You should read this Prospectus carefully before making any investment decision regarding our common stock and pay particular attention to the information under "Risk Factors" and in the financial statements and related notes elsewhere in this Prospectus. In addition, you should consult your own advisors to understand fully the consequences of an investment in our shares.


     .    The Company

AutoLend Group, Inc., is a company headquartered in Albuquerque, New Mexico. We are currently winding down our existing businesses. We operate through our subsidiaries, which are:

 .    AutoLend Corporation, which maintains a residual portfolio of installment contract receivables. At June 30, 1999, this portfolio consisted of 21 active sub-prime consumer used-car loan contracts purchased from used-car dealers valued at $39,000. In addition to the active portion of the portfolio, we also have a substantial inactive portion, which consists of loans that have been more than six months in arrears and have been written off. These inactive loans presently provide us an irregular net cash flow of approximately $14,000 per month. We ceased purchasing car loans in December 1995.

 .    American Life Resources Group, Inc., and LB NM, Inc., which maintain residual portfolios of unmatured life insurance policies having a combined face value of $0.6 million and a net book value of $0.1 million, and which consisted of 7 policies as of June 30, 1999. These policies were purchased from persons with life-threatening illnesses, a business generically referred to as viatical settlements. We ceased purchasing these policies in September 1994.

Since the sale in September 1996 of another subsidiary which provided short-term "floor" financing to used-car dealers, our activities have been concentrated on resolving our bankruptcy; developing or acquiring a new business activity, primarily in the gaming industry (which is now a division of ours doing business under the name of Kachina Gaming); resolving certain obligations and litigation associated with former operations; collecting amounts due from the outstanding used-car loans; and collecting proceeds from the life insurance policies. See "BUSINESS."

     .    Proposed New Business

We have been considering various prospects to develop a new business suitable for our situation. The realities of new business development are almost always difficult. Our particular realities impose significant constraints that make this undertaking even more difficult. These constraints include:

 .    the need to acquire or develop the business without paying substantial cash or taking on significant debt;

 .    the handicap of not having actively traded stock to use to procure such a business;

 .    the requirement that, after launch, the business will not need a significant capital investment to "ramp-up"; and

 .    the need for the new business to produce a positive cash flow almost immediately

Our plan of reorganization involves developing a new business that consists primarily of providing gaming devices and gaming machines for certain non-profit organizations in New Mexico.

In 1997, the New Mexico Legislature passed the "Gaming Control Act," and on approximately July 2, 1999, the first legalized gaming in a non-profit fraternal organization began in New Mexico. We propose to provide, supply, and service gaming devices as described in the Gaming Control Act, and the business would be regulated by the New Mexico Gaming Control Board as described in the Gaming Control Act. We have commenced efforts in this arena, doing business as Kachina Gaming, which has been organized as a Division of AutoLend Group, Inc. In connection with these efforts, we have hired a Vice President of Gaming Development and Marketing.

We believe we can obtain the proper licenses, gaming machines, and contracts with non-profit organizations to make this business viable and to allow us to meet our obligations. In this regard, we have made application to the New Mexico Gaming Control Board for licensure as a distributor. Additionally, we have signed a number of contingent contacts with fraternal organizations, whereby we would supply gaming machines to licensed operators. The contracts are contingent upon certain matters, such as our and our fraternal organizations ability to obtain the appropriate state licensing as well as the actual approval of the respective contracts by the Gaming Control Board. We are also holding discussions with several licensed gaming machine manufacturers with respect to obtaining such machines. In as much as no distributors have yet developed any financial history for such licensed operations in New Mexico, and no fraternals have yet established records of average "net drops" under regulated gaming in New Mexico, potential operating results are unknown, and thus we cannot be assured of success in this venture.

Costs to commence the gaming business currently consist of salaries, marketing, and travel. Additional costs, including lease payments, will be incurred upon servicing our contracts, which will occur after we and the fraternal organizations have obtained required gaming licenses.

The New Mexico Gaming Control Board is currently processing our application for licensure as a distributor. In connection with this review, we have received correspondence from them indicating that the process has been significantly lengthened due to the yet unconcluded SEC investigation (see

"Legal Proceedings"). We are unable to predict with certainty at this time how much longer the review may take.

     .    Background; Recent History

 .    Change In Management
     --------------------

In September 1996, new management, led by Nunzio P. DeSantis, our current Chairman of the Board, President, and Chief Executive Officer, took over our management and direction. This was the result of a Stipulation of Settlement approved by a Chancery Court arising from litigation brought by Mr. DeSantis and other stockholders in Delaware. The losses that forced us into bankruptcy were caused primarily by the business our former management initiated and operated, i.e., purchasing and maintaining a portfolio of sub-prime car loan contracts. New management significantly reduced our overhead expenses, including reducing our number of employees and moving our headquarters from Miami Beach, Florida, to Albuquerque, New Mexico. It also took other actions to improve our financial condition, including an exchange offer of our old common and preferred stock for our outstanding debentures, purchasing some of those debentures at a discount in the open market, and resolving the expensive lease of the Miami Beach office space.

 .    Voluntary Bankruptcy
     --------------------

On September 23, 1997, we filed for reorganization under Chapter 11 of the Code in the Bankruptcy Court. Under Chapter 11, certain claims against us in existence before the petition for relief was filed were stayed while we continued our business operations as "debtor-in-possession." The losses that forced us into bankruptcy were caused primarily by a business our former management initiated and operated, i.e., purchasing and maintaining a portfolio of sub-prime car loan contracts, resulting in our inability to make scheduled principal payments and accrued interest on our debentures. Our Disclosure Statement was approved by the Bankruptcy Court in September 1998 and, together with our plan of reorganization, was mailed to our creditors and other interest holders in October 1998. They approved the plan of reorganization, and a Confirmation Hearing was held on February 3, 1999. The Bankruptcy Court confirmed the plan of reorganization, and it became effective on March 5, 1999.

 .    Plan of Reorganization
     ----------------------

The material features of our plan of reorganization have provided for the cancellation of all of our $7.2 million principal of convertible subordinated debentures and $2.3 million accrued interest thereon, and all of our equity securities, effective as of March 5, 1999. The class of unsecured creditors has now received 100 percent of its allowed claims. The holders of our debentures will receive approximately 1.0 million shares of our common stock, $3.0 million in cash, and non-interest bearing, uncollateralized notes aggregating $0.6 million payable in five annual payments. As of September 10, 1999, approximately $2.7 million of the $3.0 million in cash had already been disbursed and we anticipate that most of the remainder will be disbursed within the next 60 days.

The holders of our canceled securities have the right to purchase new shares of common stock during certain periods beginning on the date of this Prospectus. If the holders of canceled securities purchase all available new common stock, the following shares and potential equity capital will result:


                Class of             Maximum number of       Offering Price Per Unit     Potential Equity
          Canceled Securities            Shares of                                           Capital
                                     New Common Stock
-------------------------------------------------------------------------------------------------------
Common stock                            6,079,530 (1)                   $1.00                $6,079,530
-------------------------------------------------------------------------------------------------------
Preferred stock                         5,780,000 (1)                   $1.00                $5,780,000
-------------------------------------------------------------------------------------------------------
Warrants                                2,663,500 (2)                   $4.00               $10,654,000
-------------------------------------------------------------------------------------------------------
Options                                 3,660,000 (2)                   $4.00               $14,640,000
-------------------------------------------------------------------------------------------------------

     (1) Right to purchase will expire on ______, 2000
     (2) Right to purchase will expire on March 4, 2000



We expect that only a portion of these shares will be purchased by existing equity holders, resulting in total common stock outstanding between 1.5 million and 9 million shares; this would result in a total net equity (before the impact of any interim operating results) of up to $8.6 million. See "SUMMARY - The Offering."

     Termination of Option to Purchase ITB Shares
     --------------------------------------------

In January 1999, we settled litigation (which settlement was approved by the Bankruptcy Court) that involved an option we had purchased pursuant to a related loan transaction. The option was for the potential acquisition of up to an approximately 25 percent ownership equity in International Thoroughbred Breeders, Inc. ("ITB"). In consideration for this option we paid $0.2 million in cash and issued a contingent promissory note payable. We acquired this option in 1997 from NPD, Inc. ("NPD"), which is majority-owned by Nunzio DeSantis, our Chairman of the Board (who was also Chairman of NPD). Also covered in the settlement were transactions related to the option purchase, wherein we had loaned $3.0 million to NPD, and had deposited $2.0 million in an escrow account. On January 29, 1999, in connection with the settlement, we received $4,446,771 in cash from third parties (including ITB), and the option was cancelled, as were the contingent note payable to NPD and the loan receivable from NPD. Our receipt of these funds represents the return of the escrow deposit (plus interest) and repayment to us of $2.3 million against our $3.0 million (principal) loan to NPD (which loan had accrued interest outstanding of $0.5 million). The option itself, which we held for approximately a year, was then expensed for $0.2 million. In total, we recognized a loss associated with these events of approximately $1.4 million for the fiscal year ended March 31, 1999. See "Business - Termination of Option to Purchase ITB Shares," and "Legal Proceedings."

     .    The Offering

We are offering shares of our new common stock to holders of our old common and preferred stock and Class A and Class B warrants, options, and debentures, all of which were canceled on March 5, 1999, under the plan of reorganization.


Specifically, the offering includes the following shares:

                                  Total Maximum Available
                                         Shares of
     Canceled Securities              New Common Stock
-------------------------------------------------------------
Common stock                            6,079,530
-------------------------------------------------------------
Preferred stock                         5,780,000
-------------------------------------------------------------
Warrants                                2,663,500
-------------------------------------------------------------
Options                                 3,660,000
-------------------------------------------------------------
Debentures                              1,040,000
-------------------------------------------------------------
        Total                           19,223,030
-------------------------------------------------------------

However, we estimate that no more than 9 million of these shares will actually be issued as a result of the offering. Any shares of new common stock not issued in these transactions will remain authorized and unissued and will be available to be issued in other transactions in the future as approved by our Board of Directors.

     Holders of Old Common and Preferred Stock
     -----------------------------------------

Pursuant to our plan of reorganization, during the 60 days following the date of this Prospectus, holders of old:

     Common stock have the right to purchase up to one share of our new common stock for each share of old common stock they own, for $1.00 per new share of common stock; and

     Preferred stock have the right to purchase up to 100 shares of our new common stock for each share of old preferred stock they own, for $1.00 per new share of common stock.

For the next 30 days thereafter, each holder of our new common stock will have the right to purchase a pro rata portion of the aggregate number of shares of our new common stock not purchased by the holders of old common and preferred stock during the initial (60-day) offering period, for $1.00 per share. In addition, each holder of new common stock has the option during this period to purchase any amount of any remaining shares of our new common stock not otherwise purchased by our holders of new common stock on a pro rata basis at $1.00 per share. See "PROSPECTUS SUMMARY - The Offering."

     Holders of Class A and Class B Warrants
     ---------------------------------------

For one year after March 5, 1999, holders of our Class A and Class B warrants may purchase up to the same number of shares of our new common stock that they could have purchased of our old common stock pursuant to the old warrants for $4.00 per share of new common stock.

     Holders of Options
     ------------------

For one year after March 5, 1999, holders of options to purchase shares of our old common stock may purchase the same number of shares of our new common stock that they could have purchased of our old common stock pursuant to their old options for $4.00 per share of new common stock.

     Terms
     -----

For holders of old common and preferred stock, the cost for shares of new common stock purchased during the initial 60-day offering period is payable in cash or certified funds, and those holders may pay either entirely up front, or over one year with quarterly payments in increments of 25 percent of the purchase price, and certificates representing the new common stock will be issued as they are paid for in full. Payment, either in full or the first quarterly payment, is due with the subscription agreement and must be made by 60 days after the date of this Prospectus. Holders of new common stock who exercise their rights under our plan of reorganization to purchase additional shares of new common stock during the second (30-day) offering period must pay in full upon exercise. Holders of old warrants and options will pay us only if they exercise their warrants and options during the next year (ending March 4, 2000); upon their exercise, payment is due in full. Certificates representing the number of shares of new common stock will be issued upon payment by holders of old common and preferred stock and warrants and options upon our receipt of payment for shares of new common stock.

 .    Holders of Debentures
     ---------------------

Debenture holders will receive 1,040,000 shares of new common stock, plus cash payments of $3,043,250 and notes payable in the amount of $624,000 (undiscounted) in exchange for a total of $7,225,000 in principal value of debenture debt and $2,375,689 in accrued interest. As of September 10, 1999, approximately $2.7 million in cash has already been disbursed and we anticipate that most of the remainder will be disbursed within the next 60 days. If purchases of new common stock at $1.00 per share (by holders of old common stock and preferred stock) and at $4.00 per share (by warrant and option holders) bring in less than $1.1 million in new capital, then the former debenture holders will own a majority of our Company.

     .    Summary Financial Information

Our summary financial data is given below for the three months ended June 30, 1999 and 1998, and the three years ended March 31, 1999, 1998, and 1997. The unaudited financial data for the interim periods reflect, in the opinion of our management, all adjustments necessary to present fairly the data for those periods. The results of operations for the interim periods do not necessarily indicate operating results for the entire year. Fresh-start reporting has been reflected in the financial statements as of March 31, 1999, thus certain material aspects of these financial statements are not comparable to such statements of any prior period, since the statements as of March 31, 1999 are those of a reorganized entity. A "black line" has been drawn between the Registrant's financial statements and those of the Predecessor Company. This data should be read with our financial statements and the related notes elsewhere herein.


                                               Registrant    |                Predecessor
                                            ---------------- | -------------------------------------------    Three months ended
                                                             |                           Years ended               June 30:
In Thousands (except                          Twenty-six     | Eleven months and          March 31:         -----------------------
   earnings per share)                        days ended     |   five days ended     ----------------------  Registrant| Predecessor
                                             March 31, 1999  |    March 5, 1999         1998        1997        1999   |    1998
                                            ---------------- | -----------------    ----------  ----------  ---------- |-----------
                                                             |                                                         |
Total net revenues                          $              9 | $             356    $      597  $    2,075  $       60 |$        47
                                            ---------------- | -----------------    ----------  ----------  ---------- |-----------
Operation earnings/(loss), including                         |                                                         |
     loan loss provisions                   $            (31)| $            (967)   $   (1,469) $   (7,402) $     (290)|$      (236)
Recovery/(write-off) of assets and                           |                                                         |
      (accrual of expenses) related to the                   |                                                         |
      consumer loan and viatical businesses                - |               536          (132)     (2,109)          - |          -
Net interest income/(expense)                             21 |              (208)         (571)     (1,816)         49 |        (76)
Non-cash debenture conversion charge                       - |                 -        (6,261)          -           - |          -
Loss on settlement ITB/NPD                                 - |            (1,368)            -           -           - |          -
Miscellaneous other income/(expense), net                 37 |              (146)          (38)       (461)         (8)|         (5)
                                            ---------------- | -----------------    ----------  ----------  ---------- |------------
       Pretax results of operations         $             27 | $          (2,153)   $   (8,471) $  (11,788) $     (249)|$      (317)
Tax offset to loss/(taxes)                                 - |                 -             -          86           - |          -
Net gain on early extinguishment of debt                   - |                 -         3,172           -           - |          -
Net gain as result of reorganization-Debentures            - |             5,342             -           -           - |          -
Bankruptcy reorganization expense                       (151)|              (341)         (212)          -         (89)|       (127)
Discontinued operations                                    - |                 -             -         167           - |          -
                                            ---------------- | -----------------    ----------  ----------  ---------- |-----------
Net loss income/(loss)                      $           (124)| $           2,848    $   (5,511) $  (11,535) $     (338)|$      (444)
                                            ================ | =================    ==========  ==========  ========== |===========
                                                             |                                                         |
Per Share Data:                                              |                                                         |
--------------                                               |                                                         |
Pretax results of operations                $           0.03 | $           (0.35)   $    (1.40) $    (2.53) $    (0.24)|$     (0.05)
Net loss income/(loss)                      $          (0.12)| $            0.47    $    (0.91) $    (2.49) $    (0.32)|$     (0.07)
                                            ================ | =================    ==========  ==========  ========== |===========
Weighted average number of common and                        |                                                         |
     common equivalent shares outstanding                  - |         6,079,530     6,039,391   4,634,530           - |  6,079,530
                                            ================ | =================    ==========  ==========  ========== |===========
Weighted average number of common and                        |                                                         |
     common equivalent shares issuable             1,040,000 |                 -             -           -   1,040,000 |          -
                                            ================ | =================    ==========  ==========  ========== |===========
                                                             |                                                         |
Balance Sheet Data:                                          |                                                         |
------------------                                           |                                                         |
     Total Assets                           $          5,197 | $           6,888    $    7,640  $   16,276  $    2,809 |$     7,966
     Total Liabilities                                 4,629 |             6,196        11,241      28,291       2,579 |     11,483
     Total Stockholders' Equity                          568 |               692        (3,601)    (12,015)        230 |     (3,517)

RISK FACTORS

Your purchase of our new common stock involves a high degree of risk, including, but not necessarily limited to, the risks described below. Before subscribing to the new common stock, you should consider carefully the general investment risks enumerated elsewhere in this Prospectus and the following risk factors, as well as the other information in this Prospectus.

     .    Uncertainties Related To Our Bankruptcy

We cannot guarantee that we will fully recover from the bankruptcy and regain acceptance as a reputable company. Further, our bankruptcy proceedings may hamper our ability to establish new relationships with commercial lenders and complicate our efforts to obtain financing. As a result, our earnings may be adversely affected as well as the market value of our common stock.

In September 1997, we were forced to seek protection from our creditors under Chapter 11 of the United States Bankruptcy Code. On February 3, 1999, the Bankruptcy Court confirmed a Plan of Reorganization which became effective on March 5, 1999, pursuant to which our creditors will receive partial satisfaction of their claims. The losses that forced us into bankruptcy were caused primarily by a business our former management initiated and operated, i.e., purchasing and maintaining a portfolio of sub-prime car loan contracts. This business has been discontinued except for the orderly liquidation of its assets. Any failure to adequately deal with our financial difficulties may lead to new problems that could have a material adverse impact on our condition and prospects. See "BUSINESS - Plan of Reorganization."

     .    Potential Need for Additional Financing

We may need significant funding following this offering to market our proposed new gaming business in New Mexico and/or any other business opportunities that management may develop. If we do need such funding, we would most likely raise additional funds through alternative financing methods. We may be unable to obtain such additional funding if needed, or the funding may have unacceptable terms.

     .    Dependence on Key Personnel

Our success depends in part upon the successful performance of our current management team for our continued marketing and operation. Although we will probably employ in the future other highly qualified persons, if our current management team fails to perform its duties for any reason, our ability to market, operate, and support our new business plan may be adversely affected. See "MANAGEMENT."

     .    Competition

Although we believe our proposed gaming business in New Mexico is unique in several ways, other companies have similar capabilities and may have substantially greater financial and other resources than we do. We cannot predict what our competition will do, or what market share we will have resulting from that competition.

     .    Dilution; Cheap Stock

Our investors may experience immediate dilution of $0.15 per share of common stock, or approximately 15 percent of the $1.00 offering price per share. This is due to the variables inherent in the bankruptcy reorganization, including the three choices that were available to debenture holders, and the degree of participation by holders of old common and preferred stock.

     .    Voting Control; Potential Anti-Takeover Effect

Because of the uncertainties associated with the degree of participation by holders of old common and preferred stock, it is unknown what portion will be owned by present management after the offering. However, control could be increased. Because of this, potential takeover bids for us may be deterred. This may have a depressive effect on the price of our common stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "MANAGEMENT."

     .    No Payment of Dividends

We have paid no dividends on our common stock. For the foreseeable future, we anticipate that any earnings generated from our operations will be used to finance our growth, and cash dividends will not be paid to holders of the common stock. See "DESCRIPTION OF CAPITAL STOCK."

     .    Arbitrary Determination of Offering Price

We have arbitrarily determined the offering price of the common stock in connection with our plan of reorganization. It does not necessarily bear any relationship to our operating or financial results and should not be considered to indicate a definitive intrinsic value for the common stock. However, within the structure of the bankruptcy reorganization, the $1.00 per share valuation of the offering should have a substantial effect in determining realized net book value per share.

     .    No Assurance of Public Market for the Common Stock

Before we filed for protection under the Bankruptcy Code, our common stock was traded on the Nasdaq Smallcap Market and the Boston Stock Exchange until May 21, 1996 and August 20, 1996, respectively. It was delisted for failure to meet minimum net equity requirements. Our old common stock currently trades in the over-the-counter market on the Electronic Bulletin Board. (These shares were canceled as to their equity claims but presently convey certain rights to purchase new shares.) However, before this offering, there was no active, liquid public market for the old common stock, and there can be no assurance that any effective markets will develop or, if developed, will be sustained after this offering, or that our new common stock will be salable at or near its offering price.

     . Possible Issuance of Substantial Amounts of Additional Shares Without Stockholder Approval

We are presently authorized by our Articles of Incorporation for the possible issuance of up to a total of 40 million shares of common stock. After this offering, we will have a minimum of 1 million and a maximum of up to 19 million shares of common stock authorized and outstanding, and we will have the remaining unissued portion of the 40 million shares reserved for possible future issuance for purposes determined by our Board of Directors. These shares may be issued without our stockholders' approval.

All old shares of preferred stock were canceled under the plan of reorganization. Under our Articles of Incorporation, 5,000,000 shares of preferred stock are authorized to be issued at the discretion of the Company's Board of Directors. The Company has no understandings or immediate plans to issue shares of its preferred stock.

     .    Penny Stock Regulation

Broker-dealer practices in "penny stock" transactions are regulated by certain SEC rules. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system). The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document with information about penny stocks and their risks. The broker-dealer also must provide the customer current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market-maker, he must disclose this fact and his presumed control over the market, and monthly account statements showing the market value of each penny stock in the customer's account. In addition, brokers-dealers who sell these securities to persons other than established customers and accredited investors (generally, persons with assets over $1,000,000 or annual income exceeding $200,000, or $300,000 with their spouses) must make a special written determination that the penny stock is a suitable investment for the purchaser and receive his written agreement to the transaction. Consequently, these requirements may reduce any trading activity in the secondary market for a security that becomes subject to the penny stock rules. Then you may find it more difficult to sell your shares of our common stock.

     .    Year 2000 Issues

Like any other company, advances and changes in technology can significantly affect our business and operations. For example, a challenging problem is that many computer systems worldwide cannot properly recognize the year 2000 or years thereafter. No easy, comprehensive, technological "quick fix" has yet been developed in the United States, or elsewhere, for this problem. Not only might the problem affect our computers, but we could also be impacted by problems at other companies, through supplier relationships, etc. We have been assured by our third-party providers that they are in compliance with the year 2000 issue.

Fortunately, our present small base of operations is not heavily dependent upon computers; therefore, we believe we can operate in a manual environment if necessary. However, steps are being taken by us to test and, if necessary, upgrade our computers and software. The ultimate cost of completing this process is not yet known, but management does not anticipate an expenditure of more than $10,000. Testing and any upgrades necessary should be complete by October 1999. Management feels reasonably confident, in general, about our level of exposure. However, given the possible rather drastic scenarios worldwide as discussed in the media, we cannot guarantee that we will not be detrimentally impacted in some way.


FORWARD-LOOKING INFORMATION

The following discussions include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not historical facts; they involve risks and uncertainties that could cause our results to differ materially from those in the forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of our business include significant risk factors inherent in the consummation of any plan in a Chapter 11 bankruptcy case, e.g., the consummation of certain pending settlements affecting our interests; the perceived difficulties from our bankruptcy which could adversely affect our existing and proposed operations and other difficulties relating to our Chapter 11 bankruptcy; and the risks relating to the operation of a gaming business which forms a significant part of our Plan of Reorganization. From time to time, we may publish or otherwise make available forward-looking statements. All subsequent forward-looking statements, whether written or oral and made by us or on our behalf, are also expressly qualified by these cautionary statements.




SELECTED FINANCIAL DATA

The following selected financial data for the three months ended June 30, 1999, and 1998 (unaudited), and the fiscal years ended March 31, 1999, 1998, and 1997 (audited), are from our consolidated financial statements and should be read with those statements and their notes. We have had no active business other than to collect on the remaining consumer car loans and the viatical policies since September 1996.

Accordingly, results of operations do not indicate future results (see "Management's Discussion and Analysis of Financial Condition and Results of Operations"). In addition, the results for the three months ended June 30, 1999, do not necessarily indicate results that may be expected for the entire fiscal year. Fresh-start reporting has been reflected in the financial statements as of March 31, 1999. Thus certain material aspects of these financial statements are not comparable to such statements of any prior period, since the statements as of March 31, 1999 are those of a reorganized entity. A "black line" has been drawn between our financial statements and those of ours prior to the effective date of our plan of reorganization.

                                               Registrant    |               Predecessor
                                            ---------------- | -------------------------------------------    Three months ended
                                                             |                           Years ended               June 30:
In Thousands (except                          Twenty-six     | Eleven months and          March 31:         -----------------------
   earnings per share)                        days ended     |  five days ended     ----------------------  Registrant | Predecessor
                                             March 31, 1999  |   March 5, 1999         1998        1997        1999    |    1998
                                            ---------------- | -----------------    ----------  ----------  ---------- |-----------
                                                             |                                                         |
Finance charges on installment contracts    $              9 | $             108    $      588  $    1,671  $        7 |$        42
Net revenue from matured insurance policies                - |               248             9         404  $       53 |          5
                                            ---------------- | -----------------    ----------  ----------  ---------- |-----------
Total net revenues                          $              9 | $             356    $      597  $    2,075  $       60 |$        47
                                            ================ | =================    ==========  ==========  ========== |===========
Operating earnings/(loss), including loan                    |                                                         |
     loss provisions                        $            (31)| $            (967)   $   (1,469) $   (7,402) $     (290)|$      (236)
Net interest income/(expense)                             21 |              (208)         (571)     (1,816)         49 |        (76)
Recovery/(write-off) of assets and (accrual of               |                                                         |
      expenses) related to the consumer loan                 |                                                         |
      and viatical businesses                              - |               536          (132)     (2,109)          - |          -
Realized gains/(losses) on                                   |                                                         |
     marketable securities                                 - |               (25)            -           -           - |          -
Tax offset to loss                                         - |                 -             -          86           - |          -
Miscellaneous other income/(expense), net                 37 |              (121)          (38)       (461)         (8)|         (5)
Loss on Settlement ITB/NPD                                 - |            (1,368)            -           -           - |          -
Non-cash Debenture conversion charge                       - |                 -        (6,261)          -           - |          -
                                            ---------------- | -----------------    ----------  ----------  ---------- |-----------
Net loss before bankruptcy reorganization                    |                                                         |
     expenses, discontinued operations,                      |                                                         |
     extraordinary items, and change in                      |                                                         |
     accounting principle                   $             27 | $          (2,153)   $   (8,471) $  (11,702) $     (249)|$      (317)
Bankruptcy reorganization expenses                      (151)|              (341)         (212)          -         (89)|       (127)
Discontinued operations                                    - |                 -             -         167           - |          -
Extraordinary items:                                         |                                                         |
     Net gain on early extinguishment of debt              - |                 -         3,172           -           - |          -
     Net gain as a result of reorganization                - |              5,342            -           -           - |          -
                                            ---------------- | -----------------    ----------  ----------  ---------- |-----------
Net loss income/(loss)                      $           (124)| $            2,848   $   (5,511) $  (11,535) $     (338)|$      (444)
                                            ================ | =================    ==========  ==========  ========== |===========
                                                             |                                                         |
Per Share Data:                                              |                                                         |
--------------                                               |                                                         |
Net loss per share before bankruptcy                         |                                                         |
     reorganization expenses, discounted                     |                                                         |
     operations, extraordinary items, and                    |                                                         |
     change in accounting principle                     0.03 |              (0.35)       (1.40)      (2.53)      (0.24)|      (0.05)
Bankruptcy reorganization expenses                    (0.15) |              (0.06)       (0.04)          -       (0.08)|      (0.02)
Discontinued operation                                    -  |                  -            -        0.04           - |          -
Extraordinary items:                                         |                                                         |
     Net gain on early extinguishment of debt             -  |                  -         0.53           -           - |          -
     Net gain as a result of reorganization               -  |               0.88            -           -           - |          -
                                            ---------------- | -----------------    ----------  ----------  ---------- |-----------
Net Loss                                    $          (0.12)| $             0.47   $    (0.91) $    (2.49) $    (0.32)|$     (0.07)
                                            ================ | =================    ==========  ==========  ========== |===========
 Weighted average number of common and                       |                                                         |
     common equivalent shares outstanding                  - |          6,079,530    6,039,391   4,634,530           - |  6,079,530
                                            ================ | =================    ==========  ==========  ========== |===========
 Weighted average number of common and                       |                                                         |
     common equivalent shares issuable             1,040,000 |                  -            -           -   1,040,000 |          -
                                            ================ | =================    ==========  ==========  ========== |===========
                                                             |                                                         |
Balance Sheet Data:                                          |                                                         |
------------------                                           |                                                         |
        Total Assets                                   5,197 |              6,888        7,640      16,276       2,809 |      7,966
        Total Liabilities                              4,629 |              6,196       11,241      28,291       2,579 |     11,483
        Total Stockholders' Equity                       568 |                692       (3,601)    (12,015)        230 |     (3,517)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     .    Proposed New Business

Our plan of reorganization involves developing a proposed new business that consists primarily of providing gaming devices and gaming machines for certain non-profit organizations in New Mexico. Costs to commence the gaming business currently consist of salaries, marketing, and travel. Potential operating results in this new business are currently unknown and thus we cannot be assured of success in this venture.


     .    Liquidity and Capital Resources

     Cash and Cash Equivalents
     -------------------------

Our viability as a going concern ultimately depends upon the successful installation of a new line of business and the attainment of profitability. On September 22, 1997, we filed for voluntary bankruptcy reorganization. On March 5, 1999, our plan of reorganization became effective. At June 30, 1999, we had cash and cash equivalents of $2.6 million, and a positive net equity of $0.2 million. Of the $2.6 million in cash and cash equivalents on hand at June 30, 1999, approximately $1.2 million was escrowed for payment to former debenture holders recognized under the plan.

 .    Cash Flow from Operations
     --------------------------

Cash flow from operations was a negative $0.5 million for the three months ended June 30, 1999, primarily due to the $0.3 million net use of cash for current operations and $0.2 million in payments on accounts payable and accrued liabilities.

 .    Portfolios of Used-Car Loans and Viatical Policies
     --------------------------------------------------

Our portfolio of used-car loans at June 30, 1999, was $39,000 and consisted of 21 active used-car loans. Our portfolio of unmatured viatical insurance policies consisted of 7 policies at June 30, 1999, having a combined face value of approximately $0.6 million and a net book value of approximately $0.1 million. We recognized net revenues of $53,000 as a result of the disposal of 3 policies during the three months ended June 30, 1999.

 .    Cash Flow from Investing and Financing
     --------------------------------------

There was no cash provided by or used in investing activities for the three months ended June 30, 1999 and 1998.

Cash used in financing activities was $1.8 million during the three months ended June 30, 1999 due to the first distribution related to the debenture obligation paid in June 1999. There was no cash provided by or used in financing activities during the three months ended June 30, 1998.

 .    Summary
     -------

In summary, we decreased cash and cash equivalents by $2.3 million during the three months ended June 30, 1999, to a total of $2.6 million. The decrease was largely due to the $1.8 million in payments to debenture holders under the plan, the $0.2 million in payments on accounts payable and accrued liabilities from prior periods, and the $0.3 million net use of cash for current operations. In comparison, there was a $0.1 million increase in cash during the three months ended June 30, 1998, primarily due to net provision of cash by operations.

 .    Effect of Reorganization and Fresh-Start Accounting on Liquidity and
     --------------------------------------------------------------------
     Capital Resources
     -----------------

Our plan of reorganization, which became effective on March 5, 1999, has had a substantial impact on our liquidity and capital resources, as illustrated by the abbreviated (unaudited) balance sheet comparison below:

                                                                    Before                    After
             In Thousands                                       Reorganization           Reorganization
                                                                   @ 3/4/99                 @ 3/5/99
                                                                    Actual                   Actual
                                                            -----------------------  ------------------------
             Cash and cash equivalents                             $         2,214              $ 6,6612,214
             Car loans receivable, net                                          59                        59
             Purchased viatical policies, net                                  126                       126
             Escrow deposit, plus accrued interest receivable                2,147                         -
             Note receivable, plus accrued interest                          3,533                         -
             ITB option investment                                             425                         -
             Fixed asset, net                                                   19                        19
             Other assets                                                       23                        23
                                                            -----------------------  ------------------------
                     Total assets                                  $         8,546              $      6,888
                                                            -----------------------  ------------------------

             Accounts payable and accrued liabilities              $            160             $        160
             Contingent liabilities and pre-petition accounts
                 payable                                                       945                       945
             Debentures at face, plus accrued interest                       9,600                         -
             Debentures up front cash payable                                    -                     3,043
             Five year note to debenture holders                                 -                       523
             NPD note payable, plus accrued interest                           490                         -
             Worley settlement                                               1,525                     1,525
                                                            -----------------------  ------------------------
                     Total liabilities                                      12,720                     6,196

             Stockholders' Equity/(Deficit)                               $ (4,174)                    $ 692
                                                            -----------------------  ------------------------
             Total liabilities & Stockholders' Equity                      $ 8,546                   $ 6,888
                                                            -----------------------  ------------------------


As can be seen above, our net equity increased by $4.9 million, i.e., from a deficit of $4.2 million, to a positive equity of about $0.7 million. The majority of the increase in cash shown above is attributable to our receipt of $4.4 million on January 29, 1999 in connection with the ITB/NPD settlement; these funds were held in escrow pending the effective date of the reorganization.

 .    Estimated Effect of New Capital Raised by this Offering
     -------------------------------------------------------

We cannot be certain how much capital may be raised by this offering. Accordingly, two scenarios are shown below to demonstrate a possible range of effects:

                                                                                            "After
                                                             "Before                       Offering"
In Thousands                                                Offering"                       basis:
                                                              basis:                       @ 6/30/99,
                                                            @ 6/30/99,                     Pro Forma
                                                              Actual                    after proceeds
                                                    ------------------------       -----------------------------------------------
                                                                                           low est.               high est.
                                                                                     ---------------------  ----------------------
Cash                                                               $   1,431                     $   2,065                 $ 8,965
Restricted cash                                                        1,165                         1,165                   1,165
Car loans receivable, net                                                 39                            39                      39
Purchased viatical policies, net                                          95                            95                      95
Fixed assets, net                                                         13                            13                      13
Other assets                                                              66                            66                      66
                                                                   ---------                     ---------                 -------
   Total assets                                                    $   2,809                     $   3,443                 $10,343
                                                                   ---------                     ---------                 -------

Accounts payable and accrued liabilities                           $     156                     $     156                 $   156
Debenture up-front cash payable                                        1,165                         1,165                   1,165
Contingent liabilities                                                   735                           735                     735
Five-year note to debenture holders                                      523                           523                     523
                                                                   ---------                     ---------                 -------
   Total liabilities                                               $   2,579                     $   2,579                 $ 2,579

Stockholders' Equity                                               $     230                     $     864                 $ 7,764
                                                                   ---------                     ---------                 -------
Total Liabilities & Stockholders'
   Equity                                                          $   2,809                     $   3,443                 $10,343

No. of shares outstanding (-000)                                         N/A                         1,674                   8,574

In the "low estimate" shown above, the results of this offering would increase stockholders' equity by $0.6 million, to a total of approximately $0.9 million; likewise, cash would be increased by about $0.6 million, to a pro forma total of $2.1 million. Alternately, the "high estimate" yields stockholders' equity of $7.8 million and cash at approximately $9 million. These two scenarios correspond to the projected range of between 2 and 9 million shares outstanding as a result of this offering.

     .    General

 .    Viatical Settlements
     --------------------

Viatical settlements was our first business, which was commenced by our original management. Although we were organized in May 1989, we did not begin our viatical settlements business until April 1991 when we acquired certain assets of Living Benefits, Inc. Then, in April 1993, we acquired certain operating assets of American Life Resources Corporation, another viatical settlements business. We generally ceased purchasing viatical policies in September 1994, and by July 1995 had sold most of the outstanding policies. Goodwill and intangibles related to these acquisitions were amortized over the remaining life of the policies portfolio, extending through the fiscal year ended March 31, 1996, when they were fully amortized. We still hold a small residual portfolio of policies.

 .    Consumer Used-Car Loans
     -----------------------

High-risk consumer used-car loans was our second business, which was started by the Company's prior Miami-based management team. The Company commenced purchasing "sub-prime" consumer used-car loans in May 1994 through a wholly owned subsidiary and ceased purchasing them in December 1995. Loan loss provisions for this business from May 1994 through March 1997 totaled $14.0 million, on revenues of $12.2 million for the same period. These losses do not include overhead and direct costs associated with this business. The results of this business were the primary reason we could not service the outstanding debentures; this forced us to file the bankruptcy petition. The net impact of this business segment for the years ended March 31, 1999 and 1998, was marginally positive, as the portfolio "winds down."


     Current Activities
     ------------------

Effective September 1996, the present Albuquerque management team took control from the former Miami management team. Since the sale of the inventory assistance program, our business activities have been primarily concentrated on resolving our bankruptcy, acquiring or developing a new business in the gaming industry (which is a division of ours, doing business under the name of Kachina Gaming), resolving certain obligations and litigation associated with former operations, collecting amounts due from the outstanding consumer used-car loans, and collecting proceeds from the policies in the viatical settlements business.

     .    Results of Operations


In accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7, the Company was required to adopt fresh-start accounting as of March 5, 1999. The Predecessor Company's financial statements (prior to March 6, 1999) are not comparable to the reorganized Company's financial statements (subsequent to March 5, 1999). However, for purposes of management's discussion and analysis of results of operations, the three months ended June 30, 1999, is being compared to 1998, and the year ended March 31, 1999 is being compared to 1998, since the results of operations are comparable.

Three months ended June 30, 1999, compared to three months ended June 30, 1998

 .    Summary
     -------

We recorded a net loss of approximately $338,000 for the three-month period ended June 30, 1999. The loss was primarily due to approximately $290,000 in operating losses and $89,000 in reorganization costs, partially offset by $41,000 in non-operating income. Additionally, we paid $1.8 million in cash to debenture holders during the three month period ended June 30, 1999 as disbursements under the plan of reorganization. The net result of the above is that total cash on hand decreased over the three-month period by approximately $2.3 million, to about $2.6 million at June 30, 1999.

 .    Viatical Revenues
     -----------------

Net revenues realized from viatical policies (the "Policies") in the three months ended June 30, 1999, were approximately $53,000, as compared to de minimis revenues in the three months ended June 30, 1998. The revenues were the result of the sale of three Policies for a total of approximately $85,000, with a total cost of $32,000. We generally ceased purchasing Policies after September 1994, and in May and July 1995 sold the majority of its portfolio. Future net revenues from the remaining portfolio of 7 Policies will be irregular, depending primarily upon the timing of mortality of the insured.

 .    Used-Car Loan Revenues
     ----------------------

Revenues on the used-car loan portfolio were approximately $7,000 during the three months ended June 30, 1999, which represented a $35,000 decrease compared to the $42,000 realized during the three months ended June 30, 1998. This decrease is a result of the reduced size of our portfolio of those loans. We ceased purchasing new loans in December 1995, and as loans are paid in full or written off, the portfolio decreases in size. The cost to collect these loans is not reflected in net revenue, but as general and administrative expenses.

 .    Credit Loss/Recovery
     --------------------

Loan loss recoveries in connection with the portfolio of used car loans for the three months ended June 30, 1999 represent the recovery of $60,000 related to previously charged off loans. This is compared to a net recovery of $102,000 for the three months ended June 30, 1998. The recoveries in both periods were primarily the result of collections on old loans, which had, in the past, been more than six months in arrears and had therefore been written off, in accordance with our long-standing procedures.

 .    General and Administrative Expenses
     -----------------------------------

General and administrative expenses were approximately $410,000 during the three months ended June 30, 1999, compared to the $386,000 expended during the three months ended June 30, 1998. The increase of approximately $24,000 in general and administrative expenses was due primarily to additional salary and travel expense in connection with the gaming business. (These amounts exclude the $0.1 million in post Chapter 11 reorganization costs.)



 .    Operating Loss
     --------------

Operating losses for the three months ended June 30, 1999, were approximately $289,000, compared to losses of approximately $236,000 for the three months ended June 30, 1998. The $53,000 increase in operating losses was primarily due to a $42,000 decrease in loan loss recoveries and a $24,000 increase in general and administration expenses, which were partially offset by a $13,000 increase in net revenue.

 .    Non-operating Income
     --------------------

The impact of non-operating items for the three months ended June 30, 1999 was a net $41,000 in income, compared to a non-operating loss of $81,000 for the three months ended June 30, 1998. The $41,000 in income for the present period was primarily due to the $49,000 in interest income offset by the $8,000 debenture note discount amortization. The $81,000 non-operating loss for the same period last year consisted of interest income of $106,000, offset by interest expense of $182,000 and a write-off of fixed assets of $5,000.

 .    Reorganization Expense
     ----------------------

In addition to the above, for the three months ended June 30, 1999 and 1998, we incurred $0.1 million each period ended due to reorganization costs related to the bankruptcy proceedings.

 .    Net Loss
     --------

The net effect of all of the foregoing was a net loss of $0.3 million, or $0.32 per share, for the three months ended June 30, 1999. The net loss for the same period last year was $0.4 million, or $0.07 per share. The $0.3 million loss in the current period was due primarily to operations. Losses per share for the period ended June 30, 1999 were calculated based upon 1.0 million shares of issuable common stock per the plan of reorganization. The net loss for the same period last year of $0.4 million was primarily due to an operating loss of $0.2 million, reorganization costs of $0.1 million and non-operating expense of $0.1 million. Losses per share for the period ended June 30, 1998 were calculated based upon the weighted average number of common and common equivalent shares outstanding of 6.1 million.

Fiscal year ended March 31, 1999, compared to fiscal year ended March 31, 1998

In accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7, the Company was required to adopt fresh-start accounting as of March 5, 1999. The Predecessor Company's financial statements (prior to March 6, 1999) are not comparable to the reorganized Company's financial statements (subsequent to March 5, 1999). However, for purposes of management's discussion and analysis of results of operations, the three months ended June 30, 1999, is being compared to 1998, and the year ended March 31, 1999 is being compared to 1998, since the results of operations are comparable.

 .    Summary
     -------

We recorded a net income of approximately $2.7 million for the year ended March 31, 1999. This represents an $8.2 million improvement over the results of the prior year. Contributing to the net income was an approximately $5.3 gain on debt forgiveness, which was offset by an approximately $1.4 million loss on the NPD/ITB settlement (see "Business - Termination of Option to Purchase ITB Shares" below), an operating loss of $1.0 million, and other expenses of $0.2 million.

 .    Viatical Revenues
     -----------------

Net viatical revenues from the policies for the fiscal year ended March 31, 1999, were $0.2 million as compared to the de minimus revenues recognized for the fiscal year ended March 31, 1998. Net viatical revenues from the policies are determined by subtracting the policy cost from the relevant face value after a policy "matures" (becomes payable by the insurance company). The decrease in viatical revenues resulted primarily from the reduced size of this policy portfolio.

 .    Used-Car Loan Revenues
     ----------------------

Revenues on the used-car loan portfolio were approximately $0.1 million for the fiscal year ended March 31, 1999, a $0.5 million decrease compared to the $0.6 million realized for the fiscal year ended March 31, 1998. This decrease resulted from the reduced size of this portfolio of Installment Contracts Receivable.

 .    Credit Losses
     -------------

Provisions for credit losses in connection with the portfolio of Installment Contracts Receivable for the year ended March 31, 1999 represent a $0.4 million net recovery of previously charged-off loans, in excess of current period provisions. This is compared to a net recovery of $41,000 for the year ended March 31, 1998. This improvement of $0.4 million was primarily the result of collections on old loans, which had, in the past, been more than six months in arrears and had therefore been written off, in accordance with our long-standing procedures.

 .    General and Administrative Expenses
     -----------------------------------

General and administrative expenses were $1.8 million during the year ended March 31, 1999, which represented a reduction of $0.3 million, compared to the $2.1 million expended during the year ended March 31, 1998. This decrease resulted primarily from a $0.3 million decrease in the cost of administering and collecting the portfolio of Installment Contracts Receivable. (These amounts exclude the $0.5 million in post-Chapter 11 reorganization costs.)

 .    Operating Loss
     --------------

Operating losses for the year ended March 31, 1999, were $1.0 million, compared to losses of $1.5 million for the year ended March 31, 1998. In total, the $0.5 million reduction in operating losses were primarily due to (as detailed above) the reduction in general and administrative expenses (exclusive of reorganization costs) of $0.3 million and the increase in recovery of bad debt of $0.4 million, which were partially offset by a $0.2 million decrease in total net revenues.

 .    Non-operating Income
     --------------------

The impact of non-operating items for the year ended March 31, 1999, was a net $4.2 million income, compared to a non-operating loss of $3.8 million for the year ended March 31, 1998. The $4.2 million non-operating income for the present period was primarily due to the $5.3 million gain on debt forgiveness, a viatical policy write-down recapture of $0.5 million, and interest income of $0.5 million, all of which were partially offset by a $1.4 million loss on the NPD/ITB settlement, $0.6 million in accrued interest expense, and $0.1 million in miscellaneous other expenses. The $3.8 million non-operating loss for the prior year was primarily due to the non-recurring $6.3 million debenture conversion charge, offset by a $3.2 million gain on early extinguishment of debt, plus interest income of $0.4 million, partially offset by $0.9 million in accrued interest expense and $0.2 million in other miscellaneous expense.

In addition to the above, for the year ended March 31, 1999, we incurred $0.5 million in reorganization costs related to the bankruptcy proceedings, compared to $0.2 million in the prior year.

 .    Net Income (Loss)
     -----------------

The net effect of the foregoing was a net income of $2.7 million for the year ended March 31, 1999. The net loss for the same period last year was $5.5 million. The increase in net income of $8.2 million was attributable primarily to a combination of the following items. During the year ended March 31, 1999, we recorded a $5.3 million gain on debt forgiveness partially offset by a $1.4 million loss on the NPD/ITB settlement, plus a $1.0 million operating loss and $0.2 million in other non-operating expense items, resulting in a total net income of $2.7 million. During the year ended March 31, 1998, we recorded a non-cash charge for debenture conversion of $6.3 million offset by a $3.2 million gain on early extinguishment of debt, an operating loss of $1.5 million and $0.9 million in other non-operating expenses, for a total net loss of $5.5 million.

Fiscal year ended March 31, 1998, compared to fiscal year ended March 31,
1997

 .    Summary
     -------

Although the net loss for the year ended March 31, 1998, was approximately $5.5 million, this loss included a voluntary, non-cash conversion charge of approximately $6.3 million for retiring certain outstanding debentures. Excluding that transaction, our earnings were positive (as shown in the "Selected Financial Data") a result not attained in the prior four years. Furthermore, the exchange offer incurring the $6.3 million charge resulted in the retirement of $8.3 million in debt, with no cash outlay by us, and also improved our equity by approximately $8 million. These results compare to a $11.5 million net loss for the prior year.

 .    Viatical Revenues
     -----------------

Net viatical revenues from the policies for the fiscal year ended March 31, 1998, were $9,000, which represents approximately a $0.4 million decrease compared to the $0.4 million recognized for the fiscal year ended March 31, 1997. Net viatical revenues from the policies are determined by subtracting the policy cost from the relevant face value after a policy "matures" (becomes payable by the insurance company). The decrease in viatical revenues resulted primarily from the reduced size of our policy portfolio.

 .    Used-Car Loan Revenues
     ----------------------

Revenues on the used-car loan portfolio were approximately $0.6 million for the fiscal year ended March 31, 1998, a $1.1 million decrease compared to the $1.7 million realized for the fiscal year ended March 31, 1997. This decrease resulted from the reduced size of our used-car loan portfolio.

 .    Credit Losses
     -------------

Provisions for credit losses during fiscal year 1998 were de minimis. The provision for credit losses was $3.6 million for the year ended March 31, 1997. The decrease in credit loss provisions of approximately $3.6 million was primarily the result of the smaller portfolio.

 .    General and Administrative Expenses
     -----------------------------------

General and administrative expenses for the fiscal year ended March 31, 1998, were $2.1 million, compared to $5.9 million spent the prior year. The decrease of $3.8 million resulted primarily from lower professional fees, administration of a smaller used-car loan portfolio, and our downsizing in September 1996.
(The cost of collecting the consumer car loan portfolio is included in general and administrative expenses; this effort has been subcontracted to a third party since January 1996.)

 .    Operating Loss
     --------------

During the year ended March 31, 1998, our operating loss was $1.5 million, compared to an operating loss of $7.4 million during the year ended March 31, 1997. The $5.9 million decrease in operating loss was primarily attributable to the developments described above, including the reduction in general and administrative expense of $3.8 million and the reduction of $3.6 million in credit loss provisions, partially offset by a decline in net revenues of $1.5 million, yielding a net improvement of $5.9 million.

 .    Interest Expense
     ----------------

Interest expense related to the outstanding debentures was $0.9 million for the 1998 fiscal year, as compared to $2.1 million for the prior year, resulting in a $1.2 million improvement. The result of fewer outstanding debentures, this was achieved by the debenture exchange offer and the redemption of some debentures at a discount.

 .    Extraordinary Gain
     ------------------

In connection with debentures repurchased during the year ended March 31, 1998, we realized a $3.2 million gain on early extinguishment of debt.

 .    Exchange Offer
     --------------

As a result of the exchange offer for our outstanding debentures during the year ended March 31, 1998, we recorded a non-cash transaction: a conversion charge of $6.3 million, an increase to additional paid-in capital of $14.5 million, de minimis increases to common and preferred stock values, the elimination of $8.3 million in debt, and the improvement in net equity of approximately $8 million.

 .    Net Loss
     --------

Net loss for the year ended March 31, 1998, was $5.5 million, or $0.91 per share, compared to a loss of $11.5 million, or $2.49 per share, for the same period the previous year. This $6.0 million improvement was due to the factors discussed above, including a $3.8 million decrease in general and administrative expenses, a $3.6 million decrease in provision for credit losses, an improvement of $3.2 million for early extinguishment of debt, a $1.2 million decrease in interest expense, and a $2.3 million decrease in write-offs in the consumer car loan and viatical settlements businesses, all of which were partially offset by a $1.5 million decrease in net revenues and a $6.3 million non-cash charge for the exchange offer.

     .    Year 2000 Issue

Like any other company, advances and changes in technology can significantly affect our business and operations. For example, a challenging problem is that many computer systems worldwide cannot properly recognize the year 2000 or years thereafter. No easy comprehensive, technological "quick fix" has yet been developed in the U.S.A., or elsewhere, for this problem. Not only might the problem affect our particular computers, but it could also be impacted by problems at other companies, through supplier relationships, etc.

Fortunately, our present small base of operations is not at this point heavily dependent upon computers; therefore, we believe we can operate in a manual environment if necessary. However, steps are being taken to test and, if necessary, upgrade our computers and software. The ultimate cost for completing this process is not yet known, but management does not anticipate expenditure of more than $10,000. Testing and any upgrades necessary should be complete by October 1999. Management feels reasonably confident, in general, about our level of exposure. However, given the possible rather drastic scenarios worldwide as discussed in the media, we cannot guarantee that we will not be in some way detrimentally impacted.

     .    New Accounting Pronouncements


We adopted Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 establishes standards for disclosing information about an entity's capital structure. SFAS 129 requires disclosures of the pertinent rights and privileges of various securities outstanding (stock options, warrants, preferred stock, debt, and participation rights), including dividend and liquidation preferences, participant rights, call prices and dates, conversion or exercise prices, and redemption requirements. Adoption of SFAS 129 has no effect on us, since we currently disclose that information.

We adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 requires that total comprehensive income and all components of comprehensive income be reported on one of the following: a statement of income and comprehensive income, a statement of comprehensive income, or a statement of stockholders' equity. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by owners (changes in paid-in capital) and distributions to owners (dividends).

We adopted Statement of Financial Accounting Standards No. 131, Disclosure about Segments of a Business Enterprise ("SFAS 131"). SFAS 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas, and major customers. SFAS 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in allocating resources and assessing performance. Adoption of SFAS 131 has no effect on our current disclosures.

In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 2000. We currently do not utilize any derivative or hedging instruments and, therefore, believe that there will be no impact from SFAS 133 on our earnings.

Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"), is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and requires costs of start-up activities and organization costs to be expensed as incurred. In conjunction with the adoption of fresh-start accounting, we adopted the provisions of SOP 98-5 early, with no significant impact on our consolidated financial statements.

OPERATING LOSS CARRY-FORWARD

We had available as of June 30, 1999, unused capital loss carry-forwards and operating loss carry-forwards that may provide future tax benefits, which expire as follows:


             Unused Capital    Federal Unused Net     State Unused Net
  Year of         Loss            Operating Loss       Operating Loss
Expiration   Carryforwards         Carryforwards        Carryforwards
----------   --------------        -------------        -------------
   2000       $ 1,359,000           $         -          $         -
   2002         1,023,000                     -            6,116,000
   2003                 -                     -              220,000
   2004                 -                     -            2,939,235
   2005                 -                     -              543,980
   2012                 -             6,078,000                    -
   2013                 -               220,000                    -
   2019                 -             2,939,235                    -
   2020                 -               543,980                    -
               -----------          -----------          -----------
Total          $ 2,382,000          $ 9,781,215          $ 9,819,215
               ===========          ===========          ===========

Capital loss carryforwards arise from losses incurred on the disposal of capital assets and may be used to offset future capital gains associated with the disposal of capital assets (but may not be used to offset ordinary income). Net operating loss carryforwards are the result of prior (and current) years' operations, which had recorded a net loss in terms of income tax computations. Operating loss carryforwards can, under certain conditions, be used to offset future operating profits, thus negating the necessity to pay corresponding future income taxes (until the loss carryforwards are used up or expire).

With the plan of reorganization now effective, net operating loss carryforwards listed above are intact and usable. At a combined federal and state corporate statutory tax rate of 38.6 percent, the available loss carryforward can, in a valid situation, result in the cancellation of a requirement to pay approximately $3.7 million in federal and state income taxes, either immediately in one year or spread out over many years. Any future operating profits (which might realize these tax benefits) could be derived internally, or from acquiring additional assets, or from purchasing another qualified business entity by acquiring its stock. The requirements to utilize such loss carryforwards are strict, and the possibilities for usage are limited. If a substantial change in ownership is involved, tax benefits could be reduced. Other limiting factors may also apply.

DILUTION

Our investors may experience immediate dilution of $0.15 per share of common stock, or approximately 15 percent of the $1.00 offering price per share. This is due to the variables inherent in the bankruptcy reorganization, including the three choices that were available to debenture holders, and the degree of participation by holders of old common and preferred stock.


USE OF PROCEEDS

We will use the cash proceeds from this offering, net of the expenses of this offering, for general corporate purposes, including the development of our proposed new gaming business.


MARKET OF REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

On March 5, 1999, our plan of reorganization became effective. As of that effective date, all of our outstanding old common stock, preferred stock, and Class A and B warrants were canceled. The new common stock offered by this Prospectus will be issued to debenture holders and offered to holders of old common and preferred stock, warrants, and options. As full or partial consideration for the extinguishment of their pre-petition debenture rights, 1,040,000 shares will be issued to debenture holders. Additionally, other shares may be issued under the per-share subscriptions defined in the plan of reorganization, as follows:


                                             No. of shares issuable
                                                 (In Thousands)
                                                                     Estimated
                                                                        Low
                                       Minimum         Maximum         Range

Holders of old common stock                  0           6,080            533
Holders of preferred stock                   0           5,780            100
                                             -          ------            ---
   Total at $1.00 per share                  0          11,860            633
                                             -          ------            ---
Holders of warrants                          0           2,663              0
Holders of old options                       0           3,660              0
                                             -          ------            ---
   Total at $4.00 per share                  0           6,323              0
                                             -          ------            ---
Paid Total                                   0          18,183            633
                                             =          ======            ===


NOTES:    (1) The above excludes approximately 1.0 million shares to be issued to the debenture holders.

          (2) After the subscriptions are completed, unissued shares from this offering will total between zero and 18 million (and would be 17.6 million shares if the "estimate" above proves to be correct).

Historically, our common stock traded under the symbol "AUTL" in the over-the-counter market on the Electronic Bulletin Board. Until May 21, 1996, the common stock and Class A warrants were quoted on the Nasdaq Smallcap Market under the symbols "CARS" and "CARSW," respectively. On that date, the common stock and the Class A warrants were delisted from the Nasdaq Smallcap Market because of our failure to meet minimum net equity eligibility criteria for continued listing. The common stock was also listed on the Boston Stock Exchange under the symbol "OTO" until August 20, 1996, when it was also delisted for failure to meet that exchange's net equity requirements.

The following table states for the periods indicated the range of high and low bid prices for the old common stock and the Class A warrants as reported by Nasdaq (until May 21, 1996), the Boston Stock Exchange (from May 22 to August 20, 1996), and the Electronic Bulletin Board (thereafter). As noted above, the old common stock was canceled on March 5, 1999, and the following does not necessarily represent any trading pattern, which may develop for the new common stock issued pursuant to this Prospectus. There were no trades of the preferred stock during the fiscal year ended March 31, 1999, and therefore it is not shown in the schedule below. The prices reflect inter-dealer prices without markup, markdown, or commissions and may not necessarily represent actual transactions. As of March 5, 1999, all outstanding shares of old common stock were canceled pursuant to the plan of reorganization. However, these old shares continue to trade as they now confer (modified) rights as prescribed in the plan of reorganization (as described herein).


                                          Common Stock   Class A Warrants (1)
                                           High   Low     High            Low

 Fiscal Year Ended March 31, 1997:
 Quarter ended June 30, 1996               $1.38  $.50   $-- (2)     $-- (2)
 Quarter ended September 30, 1996           1.19   .56    -- (2)      -- (2)
 Quarter ended December 31, 1996             .94   .31    .01         .01
 Quarter ended March 31, 1997                .69   .16    .01         .01

 Fiscal Year Ended March 31, 1998:
 Quarter ended June 30, 1997                 .56   .19      .01       .01
 Quarter ended September 30, 1997            .22   .05    -- (2)      -- (2)
 Quarter ended December 31, 1997             .15   .01    -- (2)      -- (2)
 Quarter ended March 31, 1998                .10   .01    -- (2)      -- (2)

 Fiscal year ending March 31, 1999:
 Quarter ended June 30, 1998                 .07   .01    -- (2)      -- (2)
 Quarter ended September 30, 1998            .06   .01    -- (2)      -- (2)
 Quarter ended December 31, 1998             .03   .01    -- (2)      -- (2)
 Quarter ended March 31, 1999                .10   .01    -- (2)      -- (2)

 Fiscal year ending March 31, 2000:
 Quarter ended June 30, 1999                 .12   .02    -- (2)      -- (2)
 Period of July 1 to September 10, 1999      .44   .02    -- (2)      -- (2)



     (1) Each Class A warrant entitled its registered holder to purchase one share of common stock and one Class B warrant through January 31, 1998, at an exercise price of $4.00, subject to adjustment. Each Class B warrant entitled its registered holder to purchase one share of common stock from the date of issuance through January 31, 1998, at an exercise price of $7.00, subject to adjustment. The Class A and Class B warrants were due to expire on January 31, 1998, when we were under the restrictions of the Chapter 11 bankruptcy proceeding and thus could not extend their expiration date. We also granted warrants to individuals to purchase 25,000 common shares at $3.00 per share through March 11, 2001 and 20,000 common shares at $12.25 through September 18, 2001. The plan of reorganization includes provisions for treatment of the warrants, as described herein; specifically all warrants now expire on March 4, 2000 and are exercisable at $4.00.
     (2) There were no reported trades of Class A warrants during these periods.

As of September 13, 1999, the last reported sale price for the old common stock was $.06 based upon a September 10, 1999 trade on the Electronic Bulletin Board. At March 4, 1999, prior to the cancellation of all shares outstanding, there had been 6,079,530 shares of old common stock outstanding and 80 holders of record.

We have paid no dividends on our common stock. We presently intend to retain any earnings to finance the development of our future business as approved in the Chapter 11 process.

CAPITALIZATION

The following table shows our consolidated capitalization before and after March 5, 1999 (the effective date of the court confirmation of our plan of reorganization), as adjusted to reflect our plan of reorganization. This table should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

                            PRO FORMA CAPITALIZATION
                                  (unaudited)
                    (dollars in thousands except par value)

                                                                                    Actual                        Pro Forma
                                                                ------------------------------------------  -----------------------
                                                                                      March 5, 1999
                                                                Pre-confirmation   as adjusted for the         June 30, 1999(1) (2)
                                                                       at           reorganization and           as adjusted for
                                                                  March 4, 1999   Fresh-Start Reporting (1)       after offering
Long-term debt                                                    $           -      $            523           $         431
                                                                  -------------      ----------------           -------------

Stockholder's Equity:
   Common stock, $.002 par value,   40,000,000
    authorized, 6,079,530   issued and outstanding
    at March 5,   1999, and 0 as adjusted
                                                                             12                     -                       -
Preferred stock, $.002 par value, 5,000,000
 authorized, 57,800 issued and   outstanding at
 March 5, 1999, and 0 as   adjusted
                                                                              -                     -                       -
Common stock (pro forma):
   $.002 par value, 40,000,000
   authorized, 1,040,000 issued and
   outstanding at March 5, 1999, and
   1,673,000 issued and outstanding at                                        -                     2                       3
   June 30, 1999
Additional paid-in capital                                               20,460                   690                   1,322
Unrealized holding loss                                                    (200)                    -                       -
Accumulated deficit                                                     (24,446)                    -                    (462)
                                                                  -------------      ----------------           -------------
   Total Stockholders' Equity                                          $ (4,174)               $  692                  $  863
                                                                  -------------      ----------------           -------------
   Total capitalization                                                $ (4,174)               $1,215                  $1,294
                                                                  =============      ================           =============

       (1) Gives effect to the issuance of 1,040,000 shares of common stock to the debenture holders
       (2) Gives effect to the possible issuance of 633,000 shares of common stock purchased by old common stockholders at $1.00 per share (based on our low range estimate of shares, which may be issued)


BUSINESS

      .  General

AutoLend Group, Inc., is a company headquartered in Albuquerque, New Mexico. We are currently winding down two businesses and starting up a third. We primarily operate through our subsidiaries, which are:

 .   AutoLend Corporation, which maintains a residual portfolio of sub-prime consumer used-car loan contracts purchased from used-car dealers. We ceased purchasing these loans in December 1995. Our portfolio of loans at June 30, 1999 was $39,000 and consisted of 21 active accounts. In addition to the active portion of the portfolio, we also have a substantial inactive portion, which consists of loans that have been more than six months in arrears and have been written off. These inactive loans presently provide us an irregular net cash flow of approximately $14,000 per month.

 .   American Life Resources Group, Inc., and LB NM, Inc., which maintain portfolios of unmatured life insurance policies purchased from persons with life-threatening illnesses, a business generically referred to as viatical settlements. We ceased purchasing these policies in September 1994. The 7 remaining policies had an aggregate face value of $0.6 million and a net book value of $0.1 million on June 30, 1999.

Since the sale in September 1996 of another subsidiary, which provided short-term "floor" financing to used-car dealers, our activities have been concentrated on developing and acquiring a new gaming business (which is now a division of ours under the name of Kachina Gaming); resolving certain obligations and litigation associated with former operations; collecting amounts due from the outstanding used-car loans; collecting proceeds from the viatical policies; and resolving our bankruptcy.

     .  Proposed New Business


We have been considering various prospects to develop a new business suitable for our situation. In general, any new business development is difficult, and our particular realities impose significant constraints that make such an undertaking even more difficult. These constraints include the following: the need to acquire the business without paying substantial cash or taking on significant debt; the handicap of not having actively traded stock to use to procure this business; the requirement that, after launch, the business will not need a significant capital investment to fund its "ramp-up"; and, the requirement that the new business immediately produce a positive cash flow.

The plan of reorganization involves developing a new business that consists primarily of providing gaming devices and gaming machines for certain non-profit fraternal organizations in New Mexico. In 1997, the New Mexico Legislature passed the "Gaming Control Act," and on approximately July 2, 1999, the first legalized gaming in a non-profit fraternal organization began in New Mexico. We propose to provide, supply, and service gaming devices as described in the Gaming Control Act, and the business would be regulated by the New Mexico Gaming Control Board as described in the Gaming Control Act. We have commenced efforts in this arena, doing business as Kachina Gaming, which has been organized as a Division of AutoLend Group, Inc. In connection with these efforts, we have hired a Vice President of Gaming Development and Marketing.

We believe we can obtain the proper licenses, gaming machines, and contracts with non-profit organizations to make this business viable and to allow us to meet our obligations. In this regard, we have made application to the New Mexico Gaming Control Board for licensure as a distributor. Additionally, we have signed a number of contingent contacts with fraternal organizations, whereby we would supply gaming machines to licensed operators. The contracts are contingent upon certain matters, such as our and our fraternal organizations ability to obtain the appropriate state licensing as well as the actual approval of the respective contracts by the Gaming Control Board. We are also holding discussions with several licensed gaming machine manufacturers with respect to obtaining such machines. In as much as no distributors have yet developed any financial history for such licensed operations in New Mexico, and no fraternal organizations have yet established records of average "net drops" under regulated gaming in New Mexico, potential operating results are unknown, and thus we cannot be assured of success in this venture.

Costs to commerce the gaming business currently consist of salaries, marketing, and travel. Additional costs, including lease payments, will be incurred upon servicing our contracts, which will occur after both parties have obtained required gaming licenses.

The New Mexico Gaming Control Board is currently processing our application for licensure as a distributor. In connection with this review, we have received correspondence from them indicating that the process has been significantly lengthened due to the yet unconcluded SEC investigation (see "Legal Proceedings"). We are unable to predict with certainty at this time how much longer the review may take.

     .  Termination of Option to Purchase ITB Shares

 .    The Option

In August 1997, we were granted an option to purchase an approximately 25 percent equity interest (the "ITB shares") in International Thoroughbred Breeders, Inc. ("ITB") for $4.00 per share from NPD, Inc. ("NPD"), an affiliated company, controlled by Mr. DeSantis and Anthony Coelho, one of our former directors. As consideration for this option, which was to expire on August 29, 1999, we paid NPD $0.2 million in cash and issued it a contingent note for $2.3 million. This note accrued interest at 10 percent per annum and was to be due July 9, 1999. ITB owned and operated Garden State Park and Freehold Raceway in New Jersey (horse racing tracks) and owns the former El Rancho Casino property in Las Vegas, Nevada.

 .    Related Loan Transaction

In a related transaction, we loaned $3.0 million to NPD. This loan accrued interest at 10 percent per annum and was payable on July 9, 1999. It was secured by the ITB shares, subject to a prior lien to the seller of the ITB shares as security for NPD to pay the balance of the purchase price for the ITB shares. We also guaranteed up to $2.0 million of NPD's obligation to pay the remaining portion of NPD's purchase price to the seller of the ITB shares, and thus we deposited $2.0 million into a cash collateral account to secure our guarantee.

 .    Related Litigation

On June 5, 1998, we filed an adversary claim with the New Mexico Bankruptcy Court against NPD. The NPD claim sought, among other things, the return to us of the $2.0 million escrow deposit (plus interest), NPD's payment to us of the $3.0 million NPD loan (plus interest), the cancellation of the option, and the corresponding cancellation of our obligations under the NPD note. We were also involved in litigation concerning ITB in Delaware Chancery Court, which addressed many issues outside the scope of our concern, but included the foregoing issues in the New Mexico Bankruptcy Court.

In September 1998, the Bankruptcy Court approved a settlement of the New Mexico case, and, in October 1998, the Chancery Court approved a settlement in the Delaware case. In connection with these settlements, our option to purchase the ITB shares and the $2.5 million contingent note payable to NPD were canceled; our $2.0 million escrow deposit (plus interest) was returned to us; and $2.3 million of the $3.0 million loan we made to NPD was paid to us. As a result, however, we recognized a loss associated with this transaction of approximately $1.4 million during 1999. In addition, in connection with the Delaware settlement, we have assumed ITB's office lease in Albuquerque, New Mexico (where we presently sublease our offices). On January 29, 1999, this settlement was consummated, and we received $4,446,771.

     .  Employees

As of June 30, 1999, we and our subsidiaries had six full-time employees. We believe our relations with our employees are good.

     .  Properties

On August 8, 1997, we relocated our principal executive offices from 215 Central NW to 600 Central SW, Albuquerque, New Mexico. This space was being subleased from ITB on a month-to-month basis. However, with the consummation of the settlements referred to in "BUSINESS - Option to Purchase ITB Shares - Related Litigation," we assumed the ITB lease. The lease terminates on July 31, 2002, and the lease payments are $9,935 per month. Beginning on August 1, 1999, and each August 1 thereafter, the lease payments may be adjusted according to any changes in the Consumer Price Index. We believe these office space arrangements are adequate to meet our needs.

Rent expense for operating leases has been lowered substantially from when our headquarters were in Miami Beach, Florida. It was approximately $28,000 for the fiscal year ended March 31, 1999, compared to $14,000 for the fiscal year ended March 31, 1998, and $179,000 for the fiscal year ended March 31, 1997.

     .  Legal Proceedings

On February 16, 1999, we were notified by our counsel that we are subject to an investigation by the Securities and Exchange Commission (the "SEC") in connection with certain activities that took place between September 1996 and September 1997. We and our officers have cooperated with the SEC in its investigation and have produced documents requested by the SEC, including documents pertaining to our repurchase of our debentures due in 1997.

We are also involved in the following routine litigation incidental to our Chapter 11 bankruptcy case:


     On July 14, 1998, we filed an adversary claim against Nunzio P. DeSantis to recover certain payments made to him and for indemnity. On July 12, 1999, the Bankruptcy Court approved a Motion to Approve Compromise (the "Motion") filed on June 4, 1999, to resolve the adversary claim. The Motion provides for cancellation of debts owed by us to Mr. DeSantis of $256,230; the contribution to us by Mr. DeSantis of furniture, equipment, and leasehold improvements at an original cost basis of approximately $278,000; the transfer, by July 11, 2000, of equity securities with a value of at least $500,000 by Mr. DeSantis to us; the indemnification of Mr. DeSantis by us from liability under a Non-Compete Agreement between Mr. DeSantis and a third party, dated March 1995 (which indemnification may include the possible payment by us to Mr. DeSantis or the third party); and the release of any rights we have against Mr. DeSantis with respect to our contingent rights to proceeds receivable under a sale of the former El Rancho Hotel property in Las Vegas, Nevada. The order became final on July 26, 1999. We have determined that the total net effect of this adversary settlement results in an approximate $0.5 million increase in net equity.


     On November 24, 1998, the State of Florida Department of Revenue asserted a tax claim under Chapter 199 of the Florida Statutes for the period June 30, 1994 through June 30, 1998 for intangible tax of $668,531, and a claim under Chapter 220 for the period March 31, 1993 through March 31, 1997 for corporate income tax of $42,751. We have accrued an amount that we deem appropriate, that is far less than the asserted tax claim, based on a recalculation of the tax according to the Florida Tax Laws, and we are proceeding, in accordance with the confirmed plan of reorganization, to liquidate the claim. A court order was entered on August 20, 1999 dismissing the claim subject to a seven-day appeal period. The court order became effective on August 27, 1999.

     On June 4, 1999, we filed an adversary claim against Express Scripts, Inc., for declaratory judgment with regard to a non-compete agreement with Mr. DeSantis dated March 5, 1995. We are presently in negotiation with Express Scripts regarding a resolution of the issue. A scheduling conference was held on September 10, 1999; discovery is presently stayed pending settlement discussions.

On July 2, 1999, we filed a Motion for Final Decree to close the bankruptcy estate. One objection was filed. A court hearing to close the case has been scheduled for September 28, 1999.

MANAGEMENT

  .  Officers and Directors

The following table gives certain information regarding our directors and executive officers. Directors serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers serve at the pleasure of the Board of Directors.

                                        Year First
                                         Elected
     Name                      Age       Director       Position
     Nunzio P. DeSantis        48        1993           Chairman of the Board, President,
                                                        Chief Executive Officer, and Director

     Philip J. Vitale, M.D.    52        1992           Director

     Jeffrey Ovington          47        N/A            Executive Vice President and Treasurer

Nunzio P. DeSantis has been our Chairman of the Board, President, and Chief Executive Officer since September 1996. He previously served as Chief Executive Officer and Chairman of the Board of Directors from our inception in 1989 until his resignation from those positions in September 1993 and May 1994, respectively. Mr. DeSantis has also served as Chief Executive Officer and a director of International Thoroughbred Breeders, Inc. (See "BUSINESS - Termination of Option to Purchase ITB Shares). He also is President and Chairman of the Board of NPD, Inc., a private company that owned an approximately 25 percent interest in ITB. Before September 1995 and for more than five years, Mr. DeSantis was Chairman of the Board and Chief Executive Officer of Diagnostek, Inc., a New York Stock Exchange traded company (until its sale in 1995).


Philip J. Vitale, M.D., has been a doctor of medicine, specializing in urology, at the Lovelace Medical Center, Albuquerque, New Mexico, since 1978. Dr. Vitale served on Lovelace's Board of Directors from 1985 until 1989 (and on other boards and in other capacities for Lovelace at various times from 1980 to 1989, while it was owned by several different entities).

Jeffrey Ovington has been our Executive Vice President since September 1996. From May 1993 to July 1995 he served in various capacities, including Executive Vice President, with Diagnostek, Inc., a leading pharmacy benefit manager with annual revenues over $400 million (which was acquired by Value Health, Inc.). For 14 years prior thereto, he served in various capacities with General Electric Company, Martin Marietta Corp. (now Lockheed-Martin), and ITT. The Company has executed an employment letter agreement with Mr. Ovington which sets his base salary at $115,000 per year, and provides for severance pay under certain conditions.

     .  Summary Compensation Table

The following table states information concerning the compensation paid for fiscal years ended March 31, 1999, 1998, and 1997, to persons who served as our Chairman of the Board, President, and Chief Executive Officer, and as Executive Vice President and Treasurer during fiscal year 1999. We had no other executive officer serving at the end of fiscal year 1999.


                                                  SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 All other
Name and Principal                                                                                                 Compen-
   Position                              Annual Compensation                Long Term Compensation             sation ($)(1)
------------------------------------------------------------------------------------------------------------------------------
                                                                               Awards             Payout
------------------------------------------------------------------------------------------------------------------------------
                       Fiscal                                  Other
                        Year                                  Annual    Restricted  Securities
                       Ended                                  Compen      Stock     Underlying
                       March                                 -sation     Award(s)    Options/       LTIP
                        31        Salary ($)   Bonus ($)     ($) (1)       ($)       SARs (#)     Payout ($)
-----------------------------------------------------------------------------------------------------------------------------
Nunzio P. DeSantis
   Chairman of the    1999        $ 18,269(2)        --           --           --           --            --               --
    Board, President  1998         281,250           --           --           --    2,000,000            --               --
    President, and    1997         172,000     $250,000           --           --           --            --               --
    Chief Executive
    Officer

Jeffrey Ovington      1999         156,478(3)   100,000(3)         --          --           --             --              --
   Executive Vice     1998         110,036           --            --          --           --             --         $100,000
   President          1997          84,790           --            --          --           --             --               --
   and Treasurer
------------------------------------------------------------------------------------------------------------------------------

(1) Except as indicated, the aggregate amount of perquisites and other personal benefits paid to the named persons did not exceed the lesser of 10 percent of each officer's total annual salary and bonus for the fiscal years or $50,000.

(2) Of the $237,500 for fiscal year 1999 salary that was originally listed for Mr. DeSantis, only $18,269 was actually paid to him; the other $219,231 was accrued as a contingent liability as of March 31, 1999. However, this unpaid, accrued salary was later canceled as part of the settlement of the adversary claim against Mr. DeSantis, for which the Court order became final on July 26, 1999 (see "Legal Proceedings").

(3) Of the fiscal year 1999 compensation listed for Mr. Ovington, only $134,916 has actually been paid to date; the remainder has been accrued as a contingent liability.

     .  Options

The following table states information concerning stock option grants during fiscal 1998 to the persons named in the Summary Compensation Table above. Also in accordance with the SEC rules, the hypothetical gains or "option spreads" for each option grant are shown based on compound annual rates of stock price appreciation of 5 and 10 percent from the grant date to the expiration date.
The assumed rates of growth are prescribed by the SEC and are for illustration only; they do not predict future stock prices, which will depend upon market conditions and our future performance.


                                                                                                 Potential Realizable Value at
                                                                                                 Assumed Annual Rates of Stock
                                                                                                 Price Appreciation for Option
                                                                                                             Term
------------------------------------------------------------------------------------------------------------------------------
                            Number of
                           Securities      Percent of Total
                           Underlying         Options/to
                          Options/SARs       Employees in        Exercise or Base     Expiration
Name                       Granted (#)        Fiscal Year        Price ($/Sh) (1)        Date       5% ($)         10% ($)
-------------------------------------------------------------------------------------------------------------------------------
Nunzio P. DeSantis           2,000,000                 99%                  $4.00  March 4, 2000          $0                 $0
-------------------------------------------------------------------------------------------------------------------------------

     (1) In connection with our plan of reorganization which became effective on March 5, 1999, options to purchase shares of old common stock were canceled, and Mr. DeSantis has the right to exercise his option to purchase new common stock at an exercise price of $4.00 per share.

     .  Fiscal Year-End Option Values - 1999

The following table provides information concerning fiscal year-end values of unexercised options held by persons named in the Summary Compensation Table above. Those persons exercised no options during fiscal year 1999.


                                                 Number of Securities          Value of Unexercised
                                                Underlying Unexercised       In-the-Money Options/SARs
                                              Options/SARs at FY-End [#]            at FY-End ($)
------------------------------------------------------------------------------------------------------
                     Shares
                   Acquired on      Value
      Name        Exercise (#)   Realized($)   Exercisable/Unexercisable     Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------
Nunzio P.                  --            --                  2,000,000/0                          $0/0
 DeSantis
------------------------------------------------------------------------------------------------------


        .    Compensation of Directors

Directors who are not our employees received immediately exercisable options to purchase 125,000 shares of our old common stock for market price on the date of issue upon becoming a director. In connection with the plan of reorganization, options to purchase shares of old common stock were canceled, and directors have the right to exercise their options to purchase new common stock at an exercise price of $4.00 per share by March 4, 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On March 5, 1999, our plan of reorganization became effective, and all of our outstanding common stock, preferred stock, Class A and B warrants, and options were canceled. It is impossible to predict the post-confirmation stock ownership by officers, directors, affiliates, 5 percent or more shareholders, and other "insiders." We believe that Nunzio P. DeSantis will exercise his right as a shareholder under the capital call provisions of the plan of reorganization to purchase some or all of his shares available, but we have no information regarding any other persons' intentions.

Since the total number of shares outstanding post-confirmation could vary from about 1.5 million to 9 million, predicting the percentage share of a particular holding or purchase is speculative. The primary variable affecting the number of shares post-confirmation is the degree of participation and capital contribution by holders of old common and preferred Stock and warrants and options.

In accordance with the plan of reorganization, the former debenture holders will be issued, in aggregate, approximately 1.0 million shares of new common stock. There are approximately a half dozen former debenture holders who chose to receive stock as part of their payment option. The largest such holder may have approximately 66 percent of these shares issued to debenture holders, and the second largest holder may have approximately 25 percent of the 1.0 million shares. Until the total number of new shares of common stock issued as a result of this offering becomes clear, it cannot be said if either of these holders will hold 5 percent or more of the total shares. If the sale of the new common stock brings in less than $1.1 million in new capital, then the former debenture holders, in the aggregate, will own a majority of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Chairman of the Board, President, and Chief Executive Officer (Mr. DeSantis) has been the second largest holder of our stock (having directly owned approximately 534,000 shares of old common stock, or about 9 percent) and also owns a controlling interest in NPD, with which we engaged in significant transactions during the year. For additional information, see footnote 5 to our financial statements and "BUSINESS - Option to Purchase ITB Shares."

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10 percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10 percent shareholders must give us copies of all Section 16(a) forms they file.

Based solely on reviewing the copies of these forms furnished to us, or written representation that no Form 5s were required, we believe that from April 1, 1997, through September 9, 1999, all Section

(16)a filing requirements applicable to our officers, directors, and greater than 10 percent beneficial owners were complied with.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against costs and expenses, including attorneys' fees actually and reasonably incurred for any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which the person is a party because he is our director or officer, if it is determined that he acted in accordance with the applicable standard of conduct in the statutory provisions. Article V of our Bylaws covers indemnification of directors and officers.

We may also purchase and maintain insurance for any director or officer to cover claims for which we could not indemnify him. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to any public company's directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, the SEC believes that such indemnification is against public policy according to the Securities Act of 1933 and is, therefore, unenforceable.


DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 40,000,000 shares of common stock, $0.002 par value per share, and 5,000,000 shares of preferred stock, $0.002 par value per share. As of March 5, 1999, the effective date of our plan of reorganization (and resultant financial restructuring), all outstanding old common and preferred stock was canceled.

After the issuance of shares of new common stock as contemplated in this Prospectus, by approximately March 4, 2000, we estimate we will have from 1.5 million to 9 million shares of new common stock outstanding, and no shares of preferred stock outstanding.

     .  Common Stock

Each share of common stock entitles its holder to one vote on all matters on which holders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities we have issued, and no stockholder has any right to convert common stock into other securities. No shares of common stock are subject to redemption or to any sinking fund provisions. All outstanding shares of common stock are, and all shares of common stock offered hereby will be, when issued and paid for, fully paid and nonassessable.

Subject to rights of holders of preferred stock, if any, the holders of shares of common stock are entitled to dividends when declared by the Board of Directors from funds legally available therefor and, upon liquidation, to a pro rata share in any distribution to stockholders. We do not anticipate declaring or paying any dividends on the common stock in the foreseeable future. (See "Dividend Policy")

     .  Preferred Stock

Our Certificate of Incorporation provides for the issuance of five million shares of preferred stock. The preferred stock may be issued in one or more classes or series, and the Board of Directors is authorized to fix for each class or series the voting powers, full or limited, or no voting powers, and any distinctive designations, preferences, and relative, participating, optional, or other special rights, and any qualifications, limitations, or restrictions. These determinations must comply with the Delaware General Corporation Law, including, without limitation, the authority to make any class or series:

 .    subject to redemption at certain times and at certain prices;

 .    entitled to receive dividends (either cumulative or non-cumulative) and the terms of the dividends;

 .    entitled to certain rights upon our dissolution or distribution of our assets;

 .    convertible into, or exchangeable for, shares of any other class or classes of our stock, or of any other series of the same or any other class or classes of our stock, and the prices, rates of exchange, and adjustments.

Because the Board of Directors can establish the preferences and rights for the preferred stock, it may afford the holders of any preferred stock preferences, powers, and rights (including voting rights) senior to the rights of the holders of common stock. No shares of preferred stock are currently outstanding. Although we have no present intention to issue shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase those shares, may delay, defer, or prevent a change in control of the Company.

     .  Transfer Agent

The transfer agent and registrar for the common stock is American Stock Transfer and Trust.

     .    Dividend Policy

We have paid no dividends and do not expect to pay dividends on our common stock in the foreseeable future, because we intend to retain earnings to finance the growth of our operations.

LEGAL MATTERS

The law firm of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., Albuquerque, New Mexico, will pass upon the validity of the issuance of the common stock offered hereby.

EXPERTS

Our audited financial statements as of March 31, 1999, 1998, and 1997, and for the fiscal years then ended are included herein and in the registration statement in reliance upon the reports of Meyners + Company, LLC and KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of those firms as experts in accounting and auditing.

AUTOLEND GROUP, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS


Annual Financial Statements:                                            Pages

Independent Auditors' Report.........................................   F-2
          Consolidated Balance Sheets................................   F-5
          Consolidated Statements of Operations......................   F-6
          Consolidated Statements of Stockholders' Equity/(Deficit)..   F-8
          Consolidated Statements of Cash Flow.......................   F-9
          Notes to Consolidated Financial Statements.................  F-11
          Schedule II - Valuation and Qualifying Accounts............   S-1

INDEPENDENT AUDITORS' REPORT




Board of Directors and Stockholders of
  AutoLend Group, Inc. and Subsidiaries



We have audited the accompanying consolidated balance sheets of AutoLend Group, Inc. and subsidiaries (the Company), as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity/(deficit), and cash flows for the twenty-six days ended March 31, 1999 and the eleven months and five days ended March 5, 1999, and for the year ended March 31, 1998. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 1999 and 1998, and the results of its operations and its cash flows for the twenty-six days ended March 31, 1999 and the eleven months and five days ended March 5, 1999 and for the year ended March 31, 1998 in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The related 1999 and 1998 financial statement schedule on page S.1 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements, and in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

Board of Directors and Stockholders
  of AutoLend Group, Inc. and Subsidiaries


The accompanying 1999 and 1998 consolidated financial statements and related financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company filed a voluntary petition for bankruptcy for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of New Mexico on September 22, 1997. The Company's Plan of Reorganization was confirmed on February 3, 1999 and became effective March 5, 1999. In addition, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in
Note 3. The 1999 and 1998 consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.



/s/Meyners + Company, LLC
Meyners + Company, LLC
Albuquerque, New Mexico
May 7, 1999

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of AutoLend Group, Inc.


We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit), and cash flows of AutoLend Group, Inc. and subsidiaries for the year ended March 31, 1997. In connection with our audit of the consolidated financial statements, we also have audited the financial statement schedule for the year ended March 31, 1997 listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of AutoLend Group, Inc. and subsidiaries for the year ended March 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related 1997 financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying 1997 consolidated financial statements and related financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 2 and 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters and need to restructure its obligations are also described in Notes 2 and 3. The 1997 accompanying consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.


                                                           KPMG LLP

Albuquerque, New Mexico
May 16, 1997

           AUTOLEND GROUP, INC. AND SUBSIDIARIES
                Consolidated Balance Sheets

                                                                                                                June 30,
                                                                         March 31,                            (unaudited)
                                                                     --------------------------------------------------------------
                                                                     Registrant   |   Precessor        Registrant   |   Predecessor
                                                                        1999      |      1998             1999      |       1998
                                                                     -----------  |  -----------      -----------   |   -----------
                                                                                  |                                 |
Assets:                                                                           |                                 |
     Cash                                                            $ 2,146,759  |  $   769,736      $ 1,430,454   |   $   859,885
     Restricted cash                                                   2,791,178  |            -        1,165,500   |             -
                                                                     -----------  |  -----------      -----------   |   -----------
         Cash and cash equivalents                                   $ 4,937,937  |  $   769,736      $ 2,595,954   |   $   859,885
     Other receivables                                                    44,741  |       46,011            4,044   |        46,170
     Prepaid expenses                                                     16,669  |      167,381            8,612   |        67,041
     Installment contracts receivable, net                                53,795  |      296,209           38,769   |       176,143
     Purchased insurance policies, net                                   126,650  |      329,193           94,670   |       329,193
     Fixed assets, net                                                    17,489  |       39,611           12,811   |        29,718
     ITB Option, net                                                           -  |      425,000                -   |       425,000
     Escrow deposit                                                            -  |    2,000,000                -   |     2,000,000
     Interest on escrow deposit                                                -  |       62,060                -   |        87,060
     Note receivable - NPD, Inc.                                               -  |    3,035,292                -   |     3,035,292
     Interest receivable on note receivable - NPD, Inc.                        -  |      219,215                -   |       295,098
     Securities in IAP, net                                                    -  |      250,000                -   |       615,000
     Other assets                                                              -  |            -           54,437   |             -
                                                                     -----------  |  -----------      -----------   |   -----------
         Total assets                                                $ 5,197,281  |  $ 7,639,708      $ 2,809,297   |   $ 7,965,600
                                                                     ===========  |  ===========      ===========   |   ===========
Liabilities:                                                                      |                                 |
     Liabilities subject to compromise:                                           |                                 |
         Accounts payable                                            $         -  |  $    55,276      $         -   |   $    91,048
         Accrued interest expensed on debentures                               -  |    1,372,819                -   |     1,372,819
         Convertible subordinated debentures at face value                     -  |    7,225,000                -   |     7,225,000
         Allowance for estimated legal fees and settlement costs               -  |    1,434,944                -   |     1,434,944
                                                                     -----------  |  -----------      -----------   |   -----------
     Total liabilities subject to compromise                                   -  |   10,088,039                -   |    10,123,811
                                                                     -----------  |  -----------      -----------   |   -----------
     Liabilities not subject to compromise:                                       |                                 |
         Accounts payable - debenture holders                          3,043,250  |            -        1,165,500   |             -
         Accounts payable                                                 84,768  |       95,135          120,689   |       230,247
         Accrued contingent legal fees                                   270,713  |            -          142,398   |             -
         Accrued contingent payroll                                      406,107  |            -          406,107   |             -
         Accrued liabilities                                              55,814  |       79,674           34,658   |       131,495
         Other contingent liabilities                                    244,867  |            -          186,079   |             -
         Note payable - debenture holders                                523,300  |            -          523,300   |             -
         Accrued interest expense on debentures                                -  |      364,160                -   |       535,754
         Note payable - NPD, Inc.                                              -  |      425,000                -   |       425,000
         Accrued interest - NPD, Inc.                                          -  |       25,667                -   |        36,292
                                                                     -----------  |  -----------      -----------   |   -----------
     Total liabilities not subject to compromise                       4,628,819  |      989,636        2,578,731   |     1,358,788
                                                                     -----------  |  -----------      -----------   |  ------------
     Total liabilities                                               $ 4,628,819  |  $11,077,675      $ 2,578,731   |  $ 11,482,599
                                                                     -----------  |  -----------      -----------   |  ------------
Stockholders' Equity/(Deficit):                                                   |                                 |
     Preferred stock, $.002 par value.  Authorized 5,000,000                      |                                 |
         shares; 57,800 issued and outstanding at March 31, 1998                  |                                 |
         and June 30, 1998                                           $         -  |  $       116      $         -   |  $        116
     Common stock, $.002 par value.  Authorized 40,000,000                        |                                 |
         shares; issued and outstanding 6,079,530 shares at                       |                                 |
         March 31, 1998 and June 30, 1998                                      -  |       12,158                -   |        12,158
     Common stock, $.002 par value.  Authorized 40,000,000                        |                                 |
         shares; issuable 1,040,000 shares at March 31, 1999                      |                                 |
         and June 30, 1999                                                 2,080  |            -            2,080   |             -
     Additional paid-in capital                                          690,033  |   20,459,946          690,033   |    20,459,946
     Unrealized holding loss                                                   -  |     (590,000)               -   |      (225,000)
     Accumulated deficit                                                (123,651) |  (23,320,187)        (461,547)  |   (23,764,219)
                                                                     -----------  |  -----------      -----------   |  ------------
         Total stockholders' equity/(deficit)                        $   568,462  |  $(3,437,967      $   230,566   |  $ (3,516,999)
                                                                     -----------  |  -----------      -----------   |  ------------
     Total liabilities and stockholders' equity                      $ 5,197,281  |  $ 7,639,708      $ 2,809,297   |  $  7,965,600
                                                                     ===========  |  ===========      ===========   |  ============



         See accompanying notes to consolidated financial statements.

           AUTOLEND GROUP, INC. AND SUBSIDIARIES
           Consolidated Statements of Operations

                                                    Registrant                 Predecessor
                                                 -----------------------------------------------------
                                                    Twenty-six |Eleven months and                      Three months ended June 30:
                                                    days ended | five days ended  Years ended March 31:  Registrant| Predecessor
                                                 March 31, 1999| March 5, 1999    1998         1997        1999    |     1998
                                                 --------------| -------------- ---------- -----------  -----------|  ----------
                                                               |                                                   |
Revenues:                                                      |                                                   |
     Finance charges on installment contracts       $   9,322  | $  108,141  $    587,616  $ 1,670,663  $    6,917 | $  42,305
     Revenues from matured insurance policies               -  |    940,228        69,109      505,292      85,421 |     5,000
                                                    ---------  | ----------  ------------  -----------  ---------- | ---------
                                                               |                                                   |
         Gross revenues                                 9,322  |  1,048,369       656,725    2,175,955      92,338 |    47,305
     Cost of matured insurance policies                     -  |   (692,400)      (60,125)    (101,285)    (31,980)|         -
                                                               |                                                   |
         Total net revenues                         $   9,322  | $  355,969  $  $ 596,600  $ 2,074,670  $   60,358 | $  47,305
                                                    ---------  | ----------  ------------  -----------  ---------- | ---------
                                                               |                                                   |
General and administrative expenses                   (64,201) | (1,698,089)   (2,106,636)  (5,851,888)   (409,990)|  (385,501)
Loan loss recovery, net                                24,000  |    375,000        41,000   (3,625,078)     60,091 |   102,000
                                                    ---------  | ----------  ------------  -----------  ---------- | ---------
                                                               |                                                   |
     Operating loss                                 $ (30,879) | $ (967,120) $ (1,469,036)$ (7,402,296) $ (289,541)| $(236,196)
                                                    ---------  | ----------  ------------  -----------  ---------- | ---------
                                                               |                                                   |
Other income/(expense):                                        |                                                   |
     Interest income:                                          |                                                   |
         Interest income on cash and cash                      |                                                   |
            equivalents                                20,766  |    106,338       207,116      333,251      48,721 |    30,212
         Interest on escrow                                 -  |     84,712             -            -           - |         -
         NPD, Inc., note receivable                         -  |    278,235       219,215            -           - |    75,882
     Other income/(expense)                            37,200  |    (51,265)     (204,128)    (212,118)          - |         -
     Realized gain/(loss) on sale of securities,               |                                                   |
            net                                             -  |    (25,440)            -      (49,853)          - |         -
     Interest expense:                                         |                                                   |
         Debentures                                         -  |   (638,710)     (881,918)  (2,148,914)          - |  (171,594)
         NPD, Inc., note payable                            -  |    (38,958)      (25,667)           -           - |   (10,625)
         Other                                              -  |          -       (27,082)           -           - |         -
     Recovery/(write-down) of purchased insurance              |                                                   |
            policies                                        -  |    536,390      (131,772)    (925,300)          - |         -
     Gain/(loss) on lease termination                       -  |    (64,725)      266,378     (516,000)          - |         -
     Write-down of AutoLend IAP, Inc., securities           -  |          -      (160,000)    (200,000)          - |         -
     Write-off fixed assets                                 -  |     (4,570)       (3,720)    (667,238)          - |    (4,570)
     Debenture conversion charge                            -  |          -    (6,261,052)           -           - |         -
     Debenture loan discount amortization                   -  |          -             -            -      (8,069)|         -
                                                    ---------  | ----------  ------------  -----------  ---------- |  --------
                                                               |                                                   |
         Total net other income/(expense)           $  57,966  | $  182,007  $ (7,002,630)$ (4,386,172) $   40,652 | $ (80,695)
                                                    ---------  | ----------  ------------  -----------  ---------- | ---------
                                                               |                                                   |
     Income/(loss) before reorganization costs,                |                                                   |
            benefit from income taxes,                         |                                                   |
            discontinued operations, and                       |                                                   |
            extraordinary items                        27,087  |   (785,113)   (8,471,666) (11,788,468)   (248,889)|  (316,891)
     Reorganization costs incurred during                      |                                                   |
            Chapter 11 proceedings                   (150,738) |   (340,829)     (211,667)           -     (89,007)|  (127,144)
     Loss on settlement ITB/NPD                             -  | (1,368,117)            -                        - |         -
                                                    ---------  | ----------  ------------  -----------  ---------- | ---------
                                                               |                                                   |
     Loss before benefit from income taxes,                    |                                                   |
            discontinued operations, and                       |                                                   |
            extraordinary items                       (123,651)| (2,494,059)   (8,683,333) (11,788,468)   (337,896)|  (444,035)
     Benefit from income taxes                              -  |          -             -       86,082           - |         -
                                                    ---------  | ----------  ------------  -----------  ---------- | ---------
                                                               |                                                   |
     Loss before discontinued operations,                      |                                                   |
            and extraordinary items                  (123,651) | (2,494,059)   (8,683,333) (11,702,386)   (337,896)|  (444,035)
                                                               |                                                   |
Discontinued operations:                                       |                                                   |
     Loss from operations of discontinued                      |                                                   |
            subsidiary, net of income tax                      |                                                   |
            benefit of $78,805                              -  |          -             -     (152,973)          - |         -
     Gain on sale of subsidiary net of income tax              |                                                   |
            expense of $164,887                             -  |          -             -      320,074           - |         -
                                                    ---------  | ----------  ------------  -----------  ---------- | ---------
                                                               |                                                   |
     Loss before extraordinary items                 (123,651) | (2,494,059)   (8,683,333) (11,535,285)   (337,896)|  (444,035)
                                                               |                                                   |
Extraordinary items:                                           |                                                   |
     Gain as result of reorganization-debentures            -  |  5,342,026             -            -           - |         -
     Gain on early extinguishment of debt, net of              |                                                   |
         amortization of deferred costs of $57,000          -  |          -     3,171,524            -           - |         -
                                                    ---------  | ----------  ------------  -----------  ---------- | ---------
                                                               |                                                   |
     Net income/(loss)                              $(123,651) | $2,847,967  $ (5,511,809) (11,535,285) $ (337,896)| $(444,035)
                                                    =========  | ==========  ============  ===========  ========== | =========


         See accompanying notes to consolidated financial statements.

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
               Consolidated Statements of Operations - continued



                                                          Registrant        Predecessor
                                                    -------------------------------------------------------------------
                                                      Twenty-six    |Eleven months and                   Three months ended June 30:
                                                     days ended     |five days ended   Years ended March 31: Registrant|Predecessor
                                                    March 31, 1999  | March 5, 1999       1998         1997     1999   |    1998
                                                    --------------- |---------------- ------------  --------  ---------|------------
                                                                    |                                                  |
Loss per share before discounted operations and                     |                                                  |
     extraordinary items                                   $ (0.12) |        $ (0.41)   $ (1.44)    $ (2.53)   $ (0.32)|    $ (0.07)
                                                                    |                                                  |
Discontinued operations                                          -  |              -          -        0.04          - |          -
                                                    --------------- |---------------- ----------  ---------- ----------|------------
Loss per share before extraordinary items                    (0.12) |          (0.41)     (1.44)      (2.49)     (0.32)|      (0.07)
                                                                    |                                                  |
Extraordinary items:                                                |                                                  |
     Gain as a result of reorganization-debentures               -  |           0.88          -           -          - |          -
     Gain on early extinguishment of debt                        -  |              -       0.53           -          - |          -
                                                    --------------- |---------------- ----------  ---------- ----------|------------
Net income/(loss)                                          $ (0.12) |         $ 0.47    $ (0.91)    $ (2.49)   $ (0.32)|    $ (0.07)
                                                    =============== |================ ==========  ========== ==========|============
Weighted average number of common and common                        |                                                  |
      equivalent shares outstanding                              -  |      6,079,530  6,039,391   4,634,530          - |  6,079,530
                                                    =============== |================ ==========  ========== ==========|============
Weighted average number of common and common                        |                                                  |
     equivalent shares issuable (Note 14)                1,040,000  |              -          -           -  1,040,000 |          -
                                                    =============== |================ ==========  ========== ==========|============

         See accompanying notes to consolidated financial statements.

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES

           Consolidated Statements of Stockholders' Equity/(Deficit)



                                      Preferred Stock          Common Stock                Accumulated
                                      ---------------          -------------   Additional     Other
                                     # of        $         # of            $    Paid-in   Comprehensive    Accumulated
                                    Shares    Amount      Shares        Amount  Capital      Income       Equity/(Deficit) Total
                                   -------   ---------  ----------     ------- ---------  ------------   -----------------  -----
Balance at March 31, 1996                 -     $    -   4,634,530     $ 9,269 $ 5,946,904    $      -   $ (6,273,093)   (316,920)

Net loss                                  -          -           -           -           -           -    (11,535,285)(11,535,285)
                                   --------  ---------  ----------     ------- -----------    --------   ------------  ----------
Balance at March 31, 1997                 -          -   4,634,530       9,269   5,946,904           -    (17,808,378)(11,852,205)

Common and preferred shares
     issued in exchange offer       57,800         116   1,445,000       2,889  14,513,042           -              -  14,516,047
Unrealized holding loss                  -           -           -           -           -    (590,000)             -    (590,000)
Net loss                                 -           -           -           -           -           -     (5,511,809) (5,511,809)
                                   -------   ---------  ----------     ------- ----------- -----------   ------------  ----------

Balance at March 31, 1998           57,800         116   6,079,530      12,158  20,459,946    (590,000)   (23,320,187) (3,437,967)

Comprehensive income:
     Net income eleven months and five
          days ended March 5, 1999       -           -           -           -         -             -      2,847,967   2,847,967

Other comprehensive income;

     Unrealized loss on marketable
          securities net of
          reclassification adjustment    -           -           -           -         -       590,000              -     590,000
                                   -------   ---------  ----------     ------- ---------  ------------   ------------  ----------

Comprehensive income                     -           -           -           -           -     590,000      2,847,967   3,437,967

Retirement of old common and
     preferred stock according to the
        Plan of Reorganization     (57,800)       (116) (6,079,530)    (12,158)(20,459,946)          -              - (20,472,220)

Application of fresh-start               -           -           -           -           -           -     20,472,220  20,472,220

Issuable new common stock
     according to the Plan of
        Reorganization                   -           -   1,040,000       2,080   690,033             -              -     692,113
                                   -------   ---------  ----------     ------- ---------  ------------   ------------  ----------


Balance at March 5, 1999                 -           -   1,040,000       2,080   690,033             -              -     692,113

Comprehensive income:
     Net loss for the twenty-six
          days ended March 31, 1999      -           -           -           -         -             -       (123,651)   (123,651)
                                   -------   ---------  ----------     ------- ---------  ------------   ------------  ----------

Balance at March 31, 1999                -   $       -   1,040,000     $ 2,080 $ 690,033  $          -   $  2,724,316   $ 568,462
                                   =======   =========  ==========     ======= =========  ============   ============  ==========
Net loss, three monts ended
     June 30, 1999 (unaudited)           -   $       -           -     $     - $       -  $          -   $   (337,896) $ (337,896)
                                   -------   ---------  ----------     ------- ---------  ------------   ------------  ----------

Balance at June 30, 1999                 -   $       -   1,040,000     $ 2,080 $ 690,033  $          -   $   (461,547) $  230,566
                                   =======   =========  ==========     ======= =========  ============   ============  ==========



         See accompanying notes to consolidated financial statements.

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flow




                                                  Registrant                    Predecessor
                                                ---------------  ---------------------------------------
                                                   Twenty-six    |Eleven months and                     Three months ended June 30:
                                                   days ended    | five days ended  Years ended March 31:   Registrant  Predecessor
                                                 March 31, 1999  |  March 5, 1999     1998         1997         1999       1998
                                                ---------------  | --------------    -------      -------     --------   | -----
                                                                 |                                                       |
Cash flow from operating activities:                             |                                                       |
  Net income/(loss)                                $   (123,651) | $ 2,847,967   $ (5,511,809) $(11,535,285) $  (337,896)|$(444,035)
  Adjustments to reconcile net loss to net cash                  |                                                       |
  flow from operating activities:                                |                                                       |
    Amortization of intangible assets and                        |                                                       |
        debt issuance costs                                   -  |           -         56,443       242,777            - |        -
    Depreciation expense                                  1,603  |      18,449         24,464       104,156        4,678 |    5,323
    Gain on early extinguishment of debt,                        |                                                       |
        net of amortization                                   -  |           -     (3,171,524)            -            - |        -
    Charge for debenture conversion,                             |                                                       |
        net of amortization                                   -  |           -      6,261,052             -            - |        -
    Loss on settlements ITB/NPD                               -  |   1,368,117              -             -            - |        -
    Gain as a result of reorganization-debentures             -  |  (5,342,026)             -             -            - |        -
    Loss/(gain) on lease termination                          -  |           -       (266,378)            -            - |        -
    Insurance policy write-down recapture                     -  |    (536,390)             -             -            - |        -
    Loan loss recovery, net                             (24,000) |    (375,000)       (41,000)    3,625,078      (60,091)| (102,000)
    Write-off of fixed assets                                 -  |       4,570          3,720       667,238            - |    4,570
    Write-down of purchased insurance policies                -  |           -        131,772       925,300            - |        -
    Write-down of IAP, Inc. securities                        -  |           -        160,000       200,000            - |        -
    Realized loss on sale of IAP, Inc. securities             -  |      25,440              -             -            - |        -
    Realized gains/(losses) on securities available              |                                                       |
        for sale                                              -  |           -              -        49,853            - |        -
    Gain on sale of subsidiary, IAP, Inc.                     -  |           -              -      (986,961)           - |        -
    Gain on sale of assets                                    -  |           -              -             -            - |        -
    Provision for estimated legal fees and                       |                                                       |
        settlement costs                                      -  |           -        200,000             -            - |        -
    Change in net assets of discontinued operations           -  |           -              -    (1,008,078)           - |        -
 Changes in assets and liabilities:                              |                                                       |
    Prepaid expenses                                          -  |     150,712       (100,567)            -        8,057 |  100,340
    Accounts receivable-matured insurance policies         (203) |     739,136              -     1,357,947            - |        -
    Installment contracts receivable                     29,376  |     612,038      1,839,844     5,878,710       75,117 |  222,066
    Interest on escrow deposit                                -  |           -        (62,060)            -            - |  (25,000)
    Interest receivable on note receivable                       |                                                       |
        - NPD, Inc.                                           -  |    (216,175)      (219,215)            -            - |  (75,882)
    Purchased insurance policies                              -  |           -         52,425         6,494       31,980 |        -
    Consulting agreement                                      -  |           -        140,000             -            - |        -
    Other assets                                        (38,430) |      39,700         33,101       107,469      (13,740)|     (157)
    Accounts payable and accrued liabilities         (1,567,500) |     964,740     (1,719,080)    1,231,445     (172,338)|  222,705
    Accrued interest expense                                  -  |     677,668        907,585     2,094,751            - |  182,219
    Other liabilities                                         -  |           -        578,402             -            - |        -
                                                   ------------  | -----------   ------------  ------------  ----------- |---------
  Cash provided/(used) by operating activities     $ (1,722,805) | $   978,946   $   (702,825) $  2,960,894  $  (464,233)|$  90,149
                                                   ------------  | -----------   ------------  ------------  ----------- |---------
                                                                 |                                                       |
                                                                 |                                                       |
Cash flow from investing activities:                             |                                                       |
  IAP, Inc. securities                             $          -  | $   614,560   $          -  $          -            - |$       -
  Funding of escrow                                           -  |           -     (2,000,000)            -            - |        -
  Proceeds from escrow                                        -  |   2,000,000              -             -            - |        -
  Proceeds from ITB/NPD settlement                            -  |   2,300,000              -             -            - |        -
  Loan to NPD                                                 -  |           -     (3,035,292)            -            - |        -
  Purchase ITB stock option                                   -  |           -       (200,000)            -            - |        -
  Proceeds from sale of securities available                     |                                                       |
        for sale                                              -  |           -              -       125,000            - |        -
  Proceeds from disposition of IAP, Inc.                      -  |           -              -     5,963,388            - |        -
  Proceeds from sale of fixed assets                          -  |           -              -       185,995            - |        -
  Purchase of fixed assets                                    -  |      (2,500)             -        (4,075)           - |        -
                                                   ------------  | -----------   ------------  ------------  ----------- |---------
    Cash provided/(used) by investing activities   $          -  | $ 4,912,060   $ (5,235,292) $  6,270,308  $         - |$       -
                                                   ------------  | -----------   ------------  ------------  ----------- |---------
                                                                 |                                                       |
Cash flow from financing activities:                             |                                                       |
  Early extinguishment of debt                     $          -  | $         -   $ (5,692,079) $          -  $         - |$       -
  Payments to Debenture holders                    $          -  | $         -   $          -  $          -  $(1,877,750)|$       -
                                                   ------------  | -----------   ------------  ------------  ----------- |---------
    Cash provided/(used) in financing activities   $          -  | $         -   $ (5,692,079) $          -  $(1,877,750)|$       -
                                                   ------------  | -----------   ------------  ------------  ----------- |---------
                                                                 |                                                       |
Net increase/(decrease) in cash and                              |                                                       |
        cash equivalents                           $ (1,722,805) | $ 5,891,006   $(11,630,196) $  9,231,202  $(2,341,983)|$  90,149
Cash and cash equivalents at beginning                           |                                                       |
        of period                                     6,660,742  |     769,736     12,399,932     3,168,730    4,937,937 |  769,736
                                                   ------------  | -----------   ------------  ------------  ----------- |---------
Cash and cash equivalents at end of period         $  4,937,937  | $ 6,660,742   $    769,736  $ 12,399,932  $ 2,595,954 |$ 859,885
                                                   ============  | ===========   ============  ============  =========== |=========

         See accompanying notes to consolidated financial statements.

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the eleven months and five days ended March 5, 1999, the following non-cash investing and financing activities occurred:

The Company converted Debentures with a face value of $7,225,000 and outstanding interest of $2,375,689 for $3,043,250 cash; uncollateralized notes payable at a discounted aggregate value of $523,300; 1,040,000 issuable shares of Common Stock with an aggregate par value of $2,080; and additional paid-in capital of $690,033. This resulted in an extraordinary gain as a result of reorganization of $5,342,026.

The ITB/NPD, Inc. settlement was consummated and the Company received $4,446,771 in cash in exchange for the escrow deposit of $2,000,000 and interest of $146,771; the note receivable - NPD, Inc. of $3,035,292 and interest of $497,450; the ITB Option net of $200,000 holding losses, for $425,000; and the note payable - NPD, Inc. of $425,000 and interest of $64,625. This resulted in a loss of $1,368,117.

As of March 5, 1999, pursuant to the Plan of Reorganization, all outstanding Common Stock and Preferred Stock, Class A and B Warrants, and Options were canceled.

There were no non-cash investing or financing activities during the twenty-six days ended March 31, 1999 or the three months ended June 30, 1999.

During the year ended March 31, 1998, the following non-cash investing and financing activities occurred:

The Company purchased an Option to acquire stock in exchange for $200,000 cash and a note payable with an obligation of $425,000. Additionally, the Company converted Debentures with a face value of $7,225,000 and outstanding accrued interest of $1,065,575 for 57,800 shares of Preferred Stock and 1,445,000 shares of Common Stock, with aggregate par values of $116 and $2,889, respectively. This resulted in a non-cash conversion charge of $6,261,052.

There were no non-cash investing or financing activities during the three months ended June 30, 1998.


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

During the fiscal year ended March 31, 1998, the Company paid $27,082 in interest. There were no cash payments of interest made during the year ended March 31, 1999, the three months ended June 30, 1999, or the three months ended June 30, 1998.

On March 9, 1999, the Company paid $1,525,000 as a result of a litigation
settlement approved by the Bankruptcy Court.   This payment was included in the
change in accounts payable and accrued liabilities for the twenty-six days ended March 31, 1999.

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                         March 31, 1999, 1998, and 1997
         (Information as of June 30, 1999 and 1998, as well as for the three months then ended is unaudited)


  The accompanying consolidated financial statements include the accounts of AutoLend Group, Inc. and its wholly owned subsidiaries, Autolend Corporation, American Life Resources Group, Inc., and LB NM, Inc. (collectively, the "Company").

  AutoLend Group, Inc. maintains a residual portfolio of sub-prime, consumer used-car loans ("Installment Contract Receivables") through its wholly owned subsidiary, AutoLend Corporation. AutoLend Group, Inc. ceased purchasing Installment Contract Receivables in December 1995. LB NM, Inc. and American Life Resources Group, Inc. maintain a residual portfolio of life insurance policies purchased from persons with life-threatening illnesses, a business generically referred to as viatical settlements (the "Policies"). Policies were no longer purchased after September 1994.

  The Company's operations for the year ended March 31, 1999 and three months ended June 30, 1999, have been primarily concentrated on resolving the bankruptcy, developing a new business in the gaming industry (which is a division of AutoLend Group, Inc., doing business under the name of Kachina Gaming), and collecting amounts due from the residual consumer loan portfolio, as well as the residual policy portfolio.

(1)  Summary of Significant Accounting Policies

  (a) Basis of Presentation; Going Concern

  The accompanying consolidated financial statements of the Company have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

  The Company's consolidated financial statements include the accounts of AutoLend Group, Inc., and its wholly owned subsidiaries, AutoLend Corporation, LB NM, Inc., and American Life Resources Group, Inc. No petition under the United States Bankruptcy Code has been filed for the subsidiaries.

  As a result of the Company's inability to make repayment on, and resultant default against, its outstanding 9.5 percent Convertible Subordinated Debentures (the "Debentures"), as described more fully in Note 2, the Company filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Mexico (the "Bankruptcy Court") on September 22, 1997. On February 3, 1999, the Bankruptcy Court confirmed a Plan of Reorganization, which became effective on March 5, 1999. Since that time, the Company is no longer a "Debtor-in-Possession," and has been operating freely under its Plan of Reorganization.

  The Company's consolidated financial statements as of March 31, 1999 and 1998, have been presented in conformity with the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code," issued November 19, 1990 ("SOP 90-7"). The statement requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date (September 22, 1997) and identification of all transactions and events that are directly associated with the reorganization of the Company.

  The Company filed its first Disclosure Statement and Plan of Reorganization (jointly, the "Plan") in January 1998. The Disclosure Statement (as subsequently amended) was approved in September 1998, and the Plan was mailed to creditors and interest holders in October. Voting was completed in December 1998, and the Confirmation Hearing was held on February 3, 1999. The judge confirmed the Plan, which became effective March 5, 1999.

  Pursuant to SOP 90-7, the Company adopted fresh-start reporting as of March 5, 1999, the date which gives effect to its emergence from Chapter 11 and reorganization in that all material conditions required by the Plan were satisfied. Under fresh-start accounting, all assets and liabilities are restated to reflect their reorganized value, which approximates fair value. Accordingly, all allowances for doubtful accounts, accumulated depreciation and asset reserves were reduced to zero at March 5, 1999. The Company determined that the fair value of the assets immediately before March 5, 1999, approximated carrying value and therefore recognized no reorganization value in excess of amounts allocable to identifiable assets.

  Since fresh-start reporting has been reflected in the accompanying consolidated balance sheets as of March 31, 1999, certain material aspects of the balance sheets are not comparable to balance sheets of any prior period, since the balance sheets as of March 31, 1999 are those of a reorganized entity. A "black line" has been drawn between the Registrant's balance sheet and the Predecessor Company's balance sheet.

  The following journal entries record the provisions of the Plan and adoption of fresh-start accounting:

                                                                          Debit                  Credit
                                                                        ---------               --------
a)   Entry to record ITB and NPD settlement:
     Cash and cash equivalents                                             $ 4,446,771              $        -
     Escrow deposit                                                                  -               2,000,000
     Interest on escrow deposit                                                      -                 146,771
     Note receivable-NPD, Inc.                                                       -               3,035,292
     Interest receivable on note receivable-NPD, Inc.                                -                 497,450
     ITB Option                                                                      -                 425,000
     NPD note                                                                  425,000                       -
     Accrued interest-NPD, Inc.                                                 64,625                       -
     Unrealized holding loss                                                         -                 200,000
     Loss on settlement ITB/NPD, Inc.                                        1,368,117                       -

b)   Entry to record debt forgiveness:
     Convertible subordinated debentures                                     7,225,000                       -
     Accrued interest expense on debentures (pre-petition)                   1,372,819                       -
     Accrued interest expense on debentures (post-petition)                  1,002,870                       -
     Accounts payable-debenture holders                                              -               3,043,250
     Note to debenture holders                                                       -                 523,300
     Common stock (.002) par 1,040,000 shares issuable                               -                   2,080
     Additional paid-in capital                                                      -                 690,033
     Gain as result of reorganization-debentures                                     -               5,342,026

c)   Entry to record fresh-start accounting:
     Common stock (.002) par, 6,079,500 shares                                  12,158                       -
     Preferred stock (.002) par, 57,800 shares                                     116                       -
     Additional paid-in capital                                             20,459,946                       -
     Accumulated deficit                                                             -              20,472,220

d)   Reclassification of confirmed liabilities:
     Accrued liabilities subject to compromise                                 162,876                       -
     Accrued liabilities not subject to compromise                                   -                 162,876

The effect of the Plan on the Company's balance sheet as of March 5, 1999 is as follows:

               REORGANIZED AUTOLEND GROUP, INC. AND SUBSIDIARIES
                      Proforma Consolidated Balance Sheet
                                 March 5, 1999

                                                              Precon-      Reorganization        Fresh          Reorganized
                                                             firmation       Adjustments         Start            Company
                                                           ------------   ----------------     ---------        ------------
Assets:
  Cash and cash equivalents                                  $ 2,213,971    $ 4,446,771  (a)           $ -       $ 6,660,742
  Prepaid expenses                                                16,669              -                  -            16,669
  Installment contracts receivable                                59,171              -                  -            59,171
  ITB Option, net                                                425,000       (425,000) (a)             -                 -
  Escrow deposit                                               2,000,000     (2,000,000) (a)             -                 -
  Interest on escrow deposit                                     146,771       (146,771) (a)             -                 -
  Note receivable - NPD, Inc.                                  3,035,292     (3,035,292) (a)             -                 -
  Interest receivable on note receivable - NPD, Inc.             497,450       (497,450) (a)             -                 -
  Purchased insurance policies, net                              126,447              -                  -           126,447
  Fixed assets, net                                               19,092              -                  -            19,092
  Other receivables                                                6,311              -                  -             6,311
                                                           -------------   ----------------     ----------      ------------
    Total assets                                             $ 8,546,174   $ (1,657,742)               $ -       $ 6,888,432
                                                           =============   ================     ==========      ============

Liabilities:
  Liabilities subject to compromise:

    Accounts payable                                            $ 97,079            $ -                $ -          $ 97,079
    Accrued liabilities                                          162,876       (162,876) (d)             -                 -
    Accrued interest expensed on debentures (pre-petition)     1,372,819     (1,372,819) (b)             -                 -
    Convertible subordinated debentures at face value          7,225,000     (7,225,000) (b)             -                 -
    Allowance for estimated legal fees and settlement costs    1,525,000              -                  -         1,525,000
                                                           -------------   ----------------     ----------      ------------
  Total liabilities subject to compromise                     10,382,774     (8,760,695)                 -         1,622,079
                                                           -------------   ----------------     ----------      ------------

  Liabilities not subject to compromise:

    Accounts payable                                             159,685              -                  -           159,685
    Accounts payable - debenture holders                               -      3,043,250  (b)             -         3,043,250
    Contingent liabilities - reorganization                      205,304              -                  -           205,304
    Accrued liabilities                                          479,825        162,876  (d)             -           642,701
    Accrued interest  expense on debentures (post-petition)    1,002,870     (1,002,870) (b)             -                 -
    Note to debenture holders                                          -        523,300  (b)             -           523,300
    NPD, Inc. note                                               425,000       (425,000) (a)             -                 -
    Accrued interest - NPD, Inc.                                  64,625        (64,625) (a)             -                 -
                                                           -------------   ----------------     ----------      ------------
  Total liabilities not subject to compromise                  2,337,309      2,236,931                  -         4,574,240
                                                           -------------   ----------------     ----------      ------------
    Total liabilities                                        $12,720,083   $ (6,523,764)               $ -       $ 6,196,319
                                                           =============   ================     ==========      ============

Stockholders' Equity/(Deficit):

  Preferred stock, $.002 par value. Authorized 5,000,000 shares;
    57,800 issued and outstanding                                  $ 116            $ -             $ (116) (c)          $ -
  Common stock, $.002 par value. Authorized 40,000,000 shares;
    6,079,530 issued                                              12,158              -            (12,158) (c)            -
  Common stock $.002 par value. Authorized 40,000,000 shares;
    1,040,000 issuable                                                 -          2,080  (b)             -             2,080
  Additional paid-in capital                                  20,459,946        690,033  (b)   (20,459,946) (c)      690,033
  Unrealized holding loss                                       (200,000)       200,000  (a)             -                 -
  Accumulated deficit                                        (24,446,129)     3,973,909  (a)(b) 20,472,220  (c)            -
                                                           -------------   ----------------     ----------      ------------
    Total stockholders' equity/(deficit)                    $ (4,173,909)   $ 4,866,022                $ -         $ 692,113
                                                           -------------   ----------------     ----------      ------------
  Total liabilities and stockholders' equity/(deficit)       $ 8,546,174   $ (1,657,742)               $ -       $ 6,888,432
                                                           =============   ================     ==========      ============

(b)  Interim Financial Information

The financial information as of June 30, 1999 and 1998, and for the three months then ended is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. Results for interim periods are not necessarily indicative of results to be expected for an entire year.

(c)  Basis of Accounting

The Company's consolidated financial statements have been prepared on the accrual basis of accounting.

(d)  Balance Sheet Classification

The accompanying consolidated balance sheets have been presented as nonclassified. However, assets and liabilities are presented in order of liquidity.

(e)  Consolidation Policy

Intercompany transactions and balances have been eliminated in consolidation.

(f)  Cash and Cash Equivalents

Cash and cash equivalents include debt securities, which mature in 90 days or less from the date of acquisition.

(g)  Securities

Securities investments (including Options) that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities. Securities investments that are bought and held principally to sell in the near term are classified as trading securities. Securities investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale securities are recorded at fair value and are included in investments and other assets on the balance sheet, with the change in fair value during the period excluded from earnings as a separate component of equity. The Company determines the cost of its investments in securities based on specific identification.

(h)  Recent Accounting Pronouncements and Developments

The Company adopted Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 establishes standards for disclosing information about an entity's capital structure. SFAS 129 requires disclosures of the pertinent rights and privileges of various securities outstanding (stock options, warrants, preferred stock, debt, and participation rights), including dividend and liquidation preferences, participant rights, call prices and dates, conversion or exercise prices, and redemption requirements. Adoption of SFAS 129 has no effect on the Company, since it currently discloses that information.

The Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 requires that all components of comprehensive income and total comprehensive income be reported on one of the following: a statement of income and comprehensive income, a statement of comprehensive income, or a statement of stockholders' equity. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by owners (changes in paid in capital) and distributions to owners (dividends).

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosure about Segments of a Business Enterprise ("SFAS 131"). SFAS 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas, and major customers. SFAS 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in allocating resources and assessing performance. The Company has generally ceased its current business segments and is primarily concentrating on the acquisition or development of new business directions. Therefore, SFAS 131 has no effect on the Company's current disclosures.

In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The Company currently does not utilize any derivative or hedging instruments and therefore believes that there will be no impact from SFAS 133 on the Company's earnings.

Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"), is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and requires costs of start-up activities and organization costs to be expensed as incurred. In conjunction with the adoption of fresh-start accounting, the Company adopted the provisions of SOP 98-5 early, with no significant impact on its consolidated financial statements.

(i)  Revenue Recognition

Installment Contract Receivables: Revenues from finance charges on Installment Contract Receivables (used-car loans) are recognized when earned and are based on the difference between gross cash flow from an Installment Contract Receivable and the total amount paid by the Company to acquire the contracts. Loan discounts are recorded as unearned income at the time of initial investment in a loan contract and are amortized over the life of the loan to revenue. Loan costs are amortized against revenue as an adjustment of yield. The accrual of interest revenue on receivable balances (recognition of revenue) is suspended when a loan is delinquent for 30 days or more. The accrual is resumed when the loan becomes contractually current and past-due interest revenue is then recognized. The Company initially performed, in house, all functions associated with origination, servicing, and collection of the contracts; however, since January 1996, the Company has used an outside contractor to service the Installment Contract Receivables.

Allowance for Credit Losses - Installment Contract Receivables: An allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the Installment Contract Receivables portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the portfolio, including specific impaired loans, and evaluation of potential losses, which considers such factors as current delinquency data, changes in the portfolio, aging, collateral values, or present value of estimated cash flows. The allowance for credit losses is established through provisions charged to income, and charge-offs are recorded against the allowance when management believes that the collectibility of the principal is unlikely.

There are inherent uncertainties in determining the allowance for credit losses in any Installment Contract Receivables portfolio. As a result, the aggregate losses ultimately incurred by the Company for the Installment

Contract Receivables portfolio may differ from the allowance for credit losses in the accompanying consolidated financial statements. Management has used its best judgment to arrive at its estimate of the allowance for credit losses, and believes that it is reasonable to cover the losses inherent in the Installment Contract Receivables portfolio at March 31, 1998, as well as at June 30, 1999 and 1998. Due to fresh-start accounting, there was no allowance at March 31, 1999.

Purchased Insurance Policies: Revenue and cost of revenue are recognized upon the maturity of a policy (death of the insured). Unmatured Policies are carried, at estimated market value, as an investment asset. The cost of a Policy includes the initial purchase price, insurance premiums, and other direct expenditures paid by the Company for the purchase and maintenance of the Policy. Revenues are accounted for as "Gross Revenues" (i.e., before deduction of costs) and as "Net Revenues" (after deduction of costs). Net Revenues are combined with revenues from other business operations in calculating the Company's "Total Net Revenues." The ability to recognize matured policy revenue during the period in which a Policy matures depends on the Company's receiving notification of its maturity from a representative of the insured. In some instances, notification may not occur until significantly after the insured's death and after the consolidated financial statements have been finalized for the period in which the Policy matured. To the extent Policy maturities cannot be recorded in the period the Policy matures, the revenue and cost related to the maturity are recognized in the consolidated statement of operations after the maturity of the Policy.

Allowance for Credit Losses - Purchased Insurance Policies: The allowance is established through provisions charged to income and is based on management's evaluation of potential losses after consideration of present value of the face value of the Policy, less the present value of any future obligations relating to the Policy. Charge-offs are recorded against the allowance when management believes that the collectibility of the Policy is unlikely.

(j)  Debt Issuance Cost Amortization

Debt issuance costs are amortized over the life of the related debt. At March 31, 1999 and 1998, as well as at June 30, 1999 and 1998, all debt issuance costs had been fully amortized.

(k)  Income Taxes

The Company calculates income taxes using the asset and liability method prescribed by Financial Accounting Standards Board Statement No. 109 - "Accounting for Income Taxes." Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company, based on the weight of the available evidence, provides an offsetting valuation allowance against deferred tax assets to the extent it determines it is highly possible that any such deferred tax assets will not be usable.

(l)  Fair Value of Financial Instruments

The Company's financial instruments include cash, accounts receivable, Installment Contract Receivables, purchased Policies, accounts payable, accrued liabilities, and the notes payable to the Debenture holders. The fair values of these financial instruments have been determined using available market information and interest rates as of March 31, 1999. All of the Company's financial instruments are held for non-trading purposes.

At March 31, 1998, the fair value of the Debentures, which were due in September 1997 and not paid, was substantially less than the carrying value of $7.2 million plus accrued interest, based on the uncertainty of the

Company's ability to continue as a going concern. The Company's management was unable to determine with any precision or certainty what the fair value was at that time; however, the Company repurchased Debentures at a discount from face value during the year ended March 31, 1998. The fair values of all other financial instruments were not materially different from their carrying values.

(m)  Earnings per Share

Primary earnings per share amounts are computed based on the weighted average number of shares issuable for the twenty-six days ended March 31, 1999 and the three months ended June 30, 1999, which was 1,040,000, and on the weighted average number of shares outstanding for the eleven months and five days ended March 5, 1999, which was 6,079,530, and on the weighted average number of shares outstanding for 1998, which was 6,039,391 shares. There were no Options or Warrants outstanding at March 31, 1999. However, the effects of the rights of the holders of old Options and Warrants pursuant to the Plan of Reorganization were anti-dilutive. At March 31, 1998 and June 30, 1998, Options and Warrants outstanding totaled 6,323,500. At March 31, 1998 and June 30, 1998, the effects of Options outstanding for 3,660,000 shares of Common Stock were anti-dilutive. Therefore, fully diluted earnings per share amounts for 1999 and 1998 are not presented because they do not differ significantly from primary earnings per share.

(n)  Use of Estimates

The preparation of the Company's consolidated financial statements conforms with generally accepted accounting principles, and requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)  Voluntary Bankruptcy and Plan of Reorganization

On September 22, 1997, AutoLend Group, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Court due to its inability to make scheduled principal and interest payments on its Debentures.

The related Disclosure Statement was approved by the Bankruptcy Court in September 1998 and, together with its Plan of Reorganization ("the Plan"), was mailed to its creditors and other interest holders in October 1998. They approved the Plan and on February 3, 1999, the Bankruptcy Court confirmed the Plan, which became effective on March 5, 1999. Since then, the Company is no longer a "Debtor-in-Possession," and has been operating freely under its Plan of Reorganization. The confirmed Plan provided for the following:

  Class of unsecured creditors - These creditors have now received 100 percent
  ----------------------------
  of their allowed claims.

  Holders of Debentures - will receive 1,040,000 shares of new Common Stock,
  ---------------------
  plus aggregate up-front cash payments of $3,043,250 and notes payable in the aggregate amount of $624,000 (undiscounted) in exchange for $7,225,000 in principal value of Debenture debt and $2,375,689 in accrued interest (see Note
  17). As of August 31, 1999, approximately $2.7 million of the $3.0 million in cash has already been disbursed and the Company anticipates that most of the remainder will be disbursed by September 30, 1999.

  Holders of Old Common Stock - will have the right to purchase up to one share
  ---------------------------
  of new Common Stock for each share of old Common Stock they own, for $1.00 per new common share. These holders have 60 days following the effective date of the Registration Statement to elect their purchase.

  Holders of Old Preferred Stock - will have the right to purchase up to 100
  ------------------------------
  shares of new Common Stock for each share of Preferred Stock they own, for $1.00 per new common share. These holders have 60 days following the effective date of the Registration Statement to elect their purchase.

  Holders of New Common Stock - will have the right to purchase a pro rata
  ---------------------------
  portion of the aggregate number of shares of new Common Stock not purchased by the holders of old Common and Preferred Stock during the initial offering period, for $1.00 per share. In addition, each holder of new Common Stock has the option to purchase any amount of any remaining shares of new Common Stock, not otherwise purchased by holders of new Common Stock, on a pro rata basis at $1.00 per share. These holders can exercise their rights 61 to 90 days following the effective date of the Registration Statement.

  Holders of Class A and Class B Warrants - For one year after March 5, 1999,
  ---------------------------------------
  holders of Class A and Class B Warrants may purchase up to the same number of shares of new Common Stock that they could have purchased of the old Common Stock pursuant to the Warrants, for $4.00 per new Common Share.

  Holders of Options - For one year after March 5, 1999, holders of Options to
  ------------------
  purchase shares of old Common Stock may purchase the same number of shares of new Common Stock that they could have purchased of old Common Stock pursuant to their Options, for $4.00 per new Common Share.

(3)  Going Concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company's future viability is dependent upon its ability to meet its future capital and financing requirements and the success of future operations. The Company's Plan proposes developing a new business, which consists primarily of providing gaming devices and machines to certain non-profit organizations in New Mexico. The Company cannot, however, assure the future profitability and magnitude of the gaming business or any other business it may pursue, as they are yet unproven. These factors raise substantial doubt about the Company's ability to continue as a going concern.

(4)  Debentures and Exchange Offer

On October 22, 1996, the Company initiated its offer to exchange Common Stock, $.002 par value per share ("Common Stock"), and 14 percent cumulative convertible Preferred Stock, $.002 par value per share ("Preferred Stock"), for its outstanding Debentures ("Exchange Offer"). On April 8, 1997, the Exchange Offer expired, and the Company issued an aggregate of 1.4 million shares of its Common Stock and 57,800 shares of its Preferred Stock in exchange for $7.2 million in principal amount of Debentures. Pursuant to the Exchange Offer, the Company issued 855,205 shares of Common Stock valued at $0.5625 per share and 57,800 shares of its Preferred Stock valued at $100 per share in excess of the original conversion privilege offered by these Debentures. As a result, during the year ended March 31, 1998, the Company recorded a non-cash transaction: a conversion charge of $6.3 million, an increase to additional paid-in capital of $14.5 million, and an increase in the Common Stock of $2,889 and Preferred Stock of $116. In addition, accrued interest on the Debentures, totaling $1.1 million, was canceled.

During the 12 months ended March 31, 1998, and excluding the Exchange Offer, the Company repurchased Debentures representing $8.9 million in combined principal amount and accrued interest for $5.7 million in cash, which resulted in a gain of $3.2 million.

As a result of the Exchange Offer and the subsequent Debenture repurchases, the balance of Debentures and interest on March 31, 1998, was $7.2 million in principal and $1.7 million in interest. All outstanding principal became due on the remaining Debentures on September 19, 1997; however, this payment was not made. Effective March 5,

1999, in conjunction with the Company's Plan, all remaining Debentures, and any interest accrued thereon, were canceled.

(5)  Termination of Option to Purchase ITB Shares

The Option - In August 1997, the Company was granted an Option to purchase up to
----------
an approximately 25 percent equity interest (the "ITB Shares") in International Thoroughbred Breeders, Inc. ("ITB"), for $4.00 per share from NPD, Inc. ("NPD"), an affiliated company, controlled by Nunzio P. DeSantis, a director of the Company, and Anthony Coelho, a former director of the Company. As consideration for this Option, which was to expire on August 29, 1999, the Company paid NPD $0.2 million and issued it a contingent note for $2.3 million. This note accrued interest at 10 percent per annum and was to be due July 9, 1999. ITB owned and operated Garden State Park and Freehold Raceway in New Jersey (horse racing tracks) and owns the former El Rancho Casino property in Las Vegas, Nevada.

Related Loan Transaction - In a related transaction, the Company loaned $3.0
------------------------
million to NPD. This loan accrued interest at 10 percent per annum and was payable on July 9, 1999. It was secured by the ITB Shares, subject to a prior lien to the seller of the ITB Shares as security for NPD to pay the balance of the purchase price for the ITB Shares. The Company also guaranteed up to $2.0 million of NPD's obligation to pay the remaining portion of the purchase price to the seller of the ITB Shares, and deposited $2.0 million into a cash collateral account to secure the guarantee.

Related Litigation - On June 5, 1998, the Company filed an adversary claim with
------------------
the New Mexico Bankruptcy Court against NPD. The NPD claim sought, among other things, the return of the $2.0 million escrow deposit (plus interest), NPD's payment of the $3.0 million NPD loan (plus interest), the cancellation of the Option, and the corresponding cancellation of the Company's obligations under the NPD note. The Company was also involved in litigation concerning ITB in Delaware Chancery Court which addressed many issues outside the scope of the Company's concern, but included the foregoing issues in the New Mexico Bankruptcy Court.

In September 1998, the Bankruptcy Court approved a settlement of the New Mexico NPD adversary case, and, in October 1998, the Chancery Court approved a settlement in the Delaware ITB case. In connection with these settlements, the Company's option to purchase the ITB Shares and the $0.4 million ($2.3 million contingent) note payable to NPD were canceled; the $2.0 million escrow deposit (plus interest) was returned to the Company; and $2.3 million of the $3.0 million loan made to NPD was paid to the Company. As a result, the Company recognized a loss associated with this transaction of approximately $1.4 million during 1999. Also pursuant to the settlement agreement, the Company has assumed ITB's office lease in Albuquerque, New Mexico.

On January 29, 1999, this settlement was consummated, and $4.4 million in cash was received. Effective with the consumation of the settlement, the Company has no further relationships with ITB. Similarly, the Company has no further legal or financial relationship with NPD, Inc.

(6)  Preferred Stock

In connection with the Exchange Offer (see Note 4), effective April 8, 1997, the Company issued 57,800 shares of newly created Preferred Stock with a stated value of $100 per share. Dividends are at an annual rate of 14 percent on the stated value, payable quarterly, at the option of the Company, in cash, Common Stock, Preferred Stock, or a combination thereof. At March 4, 1999, before the effective date of the Company's Plan, dividends in arrears on the Preferred Stock were approximately $1.6 million, or $28 per share. Under the Plan, the Preferred Stock and any associated dividends have been cancelled in exchange for certain rights to purchase Common Stock in the reorganized Company (see Note 2).

(7)  Discontinued Operations

One of the Company's subsidiaries, AutoLend IAP, Inc. ("IAP"), was sold on September 18, 1996 to its departing management, forming the company Auction Finance Group, Inc. ("AFG"). The Company received full, undiscounted payment in cash for all IAP's receivables outstanding, and also received cash payment for the book value of equipment and fixtures used in the departing business. In addition, the Company received shares of IAP's Preferred Stock. These shares of Preferred Stock had a face value of $1.0 million, bearing interest at 11 percent. If the face value and accrued interest were not repaid to the Company in full at the end of three years, the Company could convert the Preferred Stock into Common Stock equal to 51 percent of IAP at the date of conversion. At March 31, 1998, management of the Company was negotiating with the new owners of IAP for the early repayment of the Preferred Stock. Since no agreement had been executed, the fair value of the investment was reduced to $250,000; this amount represented the escrow deposit available to guarantee the redemption of the stock.

Because of the Company's need to maximize and expedite the receipt of cash for its creditors, the Company explored the possibility of an early redemption of its IAP securities by giving some discount as consideration for an immediate cash payment from AFG. An amount of $600,000 plus some partial interest was offered by AFG, and on July 17, 1998, the Company, through its bankruptcy counsel, received a letter indicating that such funds were on deposit and ready, pending the Bankruptcy Court's approval of the transaction. On the same day, the Company filed a motion with the Bankruptcy Court [the Debtor's Motion to Approve Compromise (IAP Note)] to approve the transaction. On August 21, 1998, the Bankruptcy Court approved the motion, and on September 30, 1998, the IAP redemption was consummated, for which $614,560 in cash was received and a loss of $25,440 was realized by the Company.

As a result of the sale of IAP, the past results of operations of IAP have been treated as a discontinued operation in the accompanying consolidated financial statements. No interest expense has been allocated to discontinued operations. Summarized results of IAP included in the accompanying consolidated financial statements are as follows:

                                                                          Three months ended
                                     Fiscal years ended                       June 30,
                                         March 31:                          (unaudited)
                           -------------------------------------    ------------------------------
                                1999    |     1998         1997            1999      |     1998
                           -------------|-----------------------    -----------------|------------
                                        |                                            |
Revenue                     $       -   |     $ -      $ 825,706               -     |         -
Net loss                            -   |       -       (152,973)              -     |         -
Loss per common share               -   |       -          (0.03)              -     |         -

(8) Restricted Cash

As of March 31, 1999 and June 30, 1999, $2,791,178 and $1,165,500, respectively, of the Company's cash balance was restricted pursuant to the terms of the Company's Plan. This cash is set aside for Plan payments to the Debenture holders, and as such payments are made the balance declines.

(9)  Installment Contract Receivables

Installment Contract Receivables consisted of the following:

                                                                           Three months ended
                                            Fiscal years ended                 June 30,
                                               March 31:                      (unaudited)
                                  ------------------------------- -------------------------------
                                       1999 (1)   |       1998           1999    |        1998
                                  --------------- |-------------- -------------- |---------------
                                                  |                              |
Installment contracts receivable        $ 55,531  |    $ 541,803        $ 39,918 |      $ 370,284
Unearned finance charges                  (1,736) |      (80,211)         (1,149)|        (50,988)
                                  --------------- |-------------- -------------- |---------------
Installment contracts receivable,                 |                              |
     net of unearned finance charges      53,795  |      461,592         38,769  |       319,296
Collateral owned                               -  |       22,286              -  |        26,236
Allowance for credit losses                    -  |     (187,669)             -  |      (169,389)
                                  --------------- |-------------- -------------- |---------------
Installment contracts receivable,                 |                              |
        net                             $ 53,795  |    $ 296,209       $ 38,769  |     $ 176,143
                                  --------------- |-------------- -------------- |---------------

A summary of the allowance for credit losses on the Installment Contracts Receivable is as follows:


                                                                                                   Three months ended
                                   Twenty-six    Eleven months       Fiscal years ended                  June 30,
                                   days ended    and five days          March 31:                      (unaudited)
                                   March 31,         ended        --------------------------  ------------------------------
                                   1999 (1)      March 5, 1999       1998          1997            1999     |      1998
                                  ------------ |--------------    --------------------------  ------------- | --------------
                                               |                                                            |
Balance - beginning of period         $      - |     $ 187,669     $ 1,068,545   $ 3,995,296      $       - |    $  187,669
Provision for losses, net of                   |                                                            |
  recoveries                           (24,000)|      (375,000)        (41,000)    3,625,078       (60,091) |     (102,000)
Charge offs and adjustments           $ 24,000 |       264,748        (839,876)   (6,551,829)        60,091 |        83,720
                                  ------------ |--------------    --------------------------  ------------- | --------------
Balance - end of period               $      - |     $  77,417     $   187,669   $ 1,068,545       $      - |    $  169,389
                                  ------------ |--------------    --------------------------  ------------- | --------------

(1) In connection with the adoption of fresh-start accounting, the allowance for credit losses of $77,417 was reduced to zero at March 5, 1999.

The Company holds vehicle titles as collateral for all contracts receivable until the contracts are paid in full.

(10)  Purchased Insurance Policies

At March 31, 1999 and 1998, the face values of the policies held were $800,919 and $1,879,420, respectively. The face values of policies held at June 30, 1999 and 1998 were $594,544 and $1,879,420, respectively. The historical cost, including capitalized acquisition costs, of these policies at March 31, 1999 and 1998 was $639,211 and $1,386,265, respectively, and $475,934 and $1,386,265 at
June 30, 1999 and 1998, respectively. A summary of the allowance for credit losses on the purchased insurance policies is as follows:



                                                                                                   Three months ended
                                   Twenty-six    Eleven months       Fiscal years ended                 June 30,
                                   days ended    and five days            March 31:                    (unaudited)
                                   March 31,         ended       ----------------------------  -----------------------------
                                   1999 (1)      March 5, 1999       1998          1997            1999            1998
                                  ------------ |---------------  ----------------------------  -----------------------------
                                               |                                                                |
Balance - beginning of period        $       - |   $ 1,057,072     $   925,300  $         -     $       -       | $1,057,072
Provision for recoveries,                      |                                                                |
  write-downs and valuation                    |                                                                |
  allowance                                  - |       (544,511)        131,772      925,300             -      |          -
                                  ------------ | ---------------  -------------  -------------  --------------- | ------------
Balance - end of period              $       - |    $   512,561     $ 1,057,072  $   925,300     $       -      | $1,057,072
                                  ============ | ===============  =============  =============  =============== | ============

(1) In connection with the adoption of fresh-start accounting, the allowance for credit losses of $512,561 was reduced, against the carrying cost of the purchased insurance policies, to zero at March 5, 1999.


(11)  Securities

At March 31, 1998, certain securities classified as available-for-sale were written down to their estimated realizable values, because, in the opinion of management, the decline in market value of those securities is considered to be other than temporary. No securities were classified as trading or held-to-maturity at June 30 or March 31, 1999 or 1998. Investments in available-for-sale securities are summarized as follows at March 31:

                                                                  1998                               1997
                                                      -------------------------------   --------------------------------
                                                                          Corporate                          Corporate
                                                      Stock Option          Debt         Stock Option          Debt
                                                          (ITB)          (IAP Stock)         (ITB)          (IAP Stock)
                                                      --------------    -------------   ---------------  ----------------
             Fair market value, beginning of period        $ 625,000        $  800,000         $      -       $ 1,000,000
             Permanent impairment                                  -          (160,000)               -          (200,000)
             Unrealized losses                              (200,000)         (390,000)               -                 -
                                                     ---------------     -------------  ---------------  ----------------
             Fair market value, end of period              $ 425,000        $  250,000         $      -       $   800,000
                                                     ===============     =============  ===============  ================

The stock option was cancelled on March 5, 1999 (see Note 5), resulting in a realized loss of $200,000. On September 30, 1998, the IAP stock was redeemed for $614,560, resulting in a realized loss of $25,440 (see Note 7). There were no realized gains or losses on securities for the year ended March 31, 1998.

Investments in available-for-sale securities are summarized as follows at June 30 (unaudited):

                                                                 1999                                1998
                                                      -------------------------------    -------------------------------
                                                                          Corporate                          Corporate
                                                      Stock Option          Debt         Stock Option          Debt
                                                          (ITB)          (IAP Stock)         (ITB)          (IAP Stock)
                                                      --------------   -------------     ------------      -------------
             Fair market value, beginning of period        $       -          $    -        $ 425,000         $ 250,000
             Unrealized gains                                      -               -                -           365,000
                                                      --------------   -------------     ------------      -------------
             Fair market value, end of period              $       -          $    -        $ 425,000         $ 615,000
                                                      ==============   =============     ============      =============

There were no realized gains or losses on securities for the three months ended June 30, 1999 and 1998.

(12)  Comprehensive Income

Other comprehensive income is comprised of the following:


                                                                               Fiscal years ended             Three months ended
                                        Twenty-six     Eleven months and            March 31:                       June 30:
                                         days ended    five days ended   -------------------------------  --------------------------
                                       March 31, 1999   March 5, 1999         1998             1997           1999     |     1998
                                      ----------------|----------------  -------------   ---------------  ------------ |------------
                                                      |                                                                |
Unrealized loss on securities:                        |                                                                |
   Gain (loss) arising during year          $        -|       $       -     $ (590,000)    $           -    $        - |   $ 365,000
   Less reclassification adjustment for               |                                                                |
      losses included in net income                  -|         590,000              -                 -             - |           -
                                      ----------------|----------------  -------------   ---------------  ------------ |------------
   Net gain (loss) recognized in other                |                                                                |
     comprehensive income                            -|         590,000       (590,000)                -             - |     365,000
                                      ----------------|----------------  -------------   ---------------  ------------ |------------
Other comprehensive income                  $        -|       $ 590,000      $(590,000)    $           -   $         - |  $ 365,000
                                      ================|================  =============   ===============  ============ |============

Comprehensive income is the total of net income plus all other changes in net assets arising from non-owner sources, which are referred to as other comprehensive income. An analysis of changes in components of accumulated other comprehensive income is presented in the consolidated statement of stockholders' equity/(deficit).

(13)  Fixed Assets

For the fiscal year ended March 31, 1999, furniture and fixtures as well as computers and software are stated at their estimated fair value as a result of the adoption of fresh-start accounting. Depreciation is computed by using the straight-line method over five years, the estimated useful life of the asset(s). A summary of fixed assets and accumulated depreciation is as follows:


                                                             Fiscal years ended                       Three months ended
                                                                 March 31:                                 June 30,
                                                ------------------------------------------                (unaudited)
                                                                                             ---------------------------------------
                                                       1999          |        1998                1999             |     1998
                                                -------------------- |--------------------   -------------------   | ---------------
                                                                     |                                             |
          Furniture and fixtures                           $ 2,601   |           $ 27,809             $ 2,601      |       $ 16,723
          Computers and software                            16,491   |             80,416              16,491      |         80,417
                                                ------------------   |-------------------      --------------      |  --------------
          Gross book value                                  19,092   |            108,225              19,092      |         97,140
          Less:  accumulated depreciation                   (1,603)  |            (68,614)             (6,281)     |        (67,422)
                                                ------------------   |-------------------      --------------      |  --------------
             Total net book value                         $ 17,489   |           $ 39,611            $ 12,811      |       $ 29,718
                                                ==================   |===================      ==============      |  ==============

In connection with the adoption of fresh-start accounting, the accumulated depreciation was reduced to zero at March 5, 1999. The assets then started a new accumulation of depreciation.

(14)  Stockholders' Equity

On July 31, 1990, the Company made a public offering of 900,000 units at $10 each, with each unit consisting of three Common Shares and three redeemable Class A Warrants. Total proceeds from the sale of these units were $9,000,000, less offering costs of $1,815,591. In addition, the underwriters for the public offering exercised an Option to purchase 50,000 units to cover over-allotments; total proceeds from the sale of these Option units were $500,000, less underwriting discounts and commissions of $57,750.

Each Class A Warrant entitled the registered holder to purchase one Common Share and one redeemable Class B Warrant at an exercise price of $4.00 through its expiration date. Each Class B Warrant entitled the registered holder to purchase one Common Share at $7.00 from the date of issuance through its expiration date. During the year ended March 31, 1993, 151,500 Class A Warrants and 44,500 Class B Warrants were exercised. A total of 1,000 Class A Warrants were exercised during the year ended March 31, 1992. In addition, the Company repurchased 142,000 Class A Warrants at a total cost of $227,355. The Company has also granted Warrants to individuals to purchase 25,000 Common Shares at $3.00 per share through March 11, 2001, and 20,000 Common Shares at $12.25 through September 18, 2001. At March 31, 1998, 2,555,500 Class A Warrants and 108,000 Class B Warrants were outstanding. A majority of the Warrants were due to expire on January 31, 1998, when the Company was under the restrictions of the Chapter 11 Bankruptcy proceeding and was thus unable to address the issue of extending their expiration date. These Warrants were canceled pursuant to the confirmed Plan of Reorganization; however, the holders of the Company's Warrants and Options have a 12-month period, beginning March 5, 1999, to purchase the same number of shares of Common Stock as originally provided for under the Warrants or Options at $4.00 per share.

The Company has a stock option plan under which both incentive and non-qualified stock Options may be granted to purchase up to 4,500,000 shares of Common Stock. For Options granted as incentive stock options under the Plan, the exercise price must be at least equal to the fair market value on the date of the grant. The exercise price for non-qualified Options may be less than fair market value. All presently outstanding Options are now exercisable at $4.00 and expire as of March 4, 2000.


                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                        March 31, 1999, 1998, and 1997

The options are summarized as follows:

                                                1999                             1998                            1997
                                      -----------------------------  ------------------------------- ------------------------------
                                                        Weighted-                         Weighted-                      Weighted-
                                        # of             Average          # of             Average        # of            Average
                                       Shares        Exercise Price      Shares        Exercise Price    Shares       Exercise Price
                                      -------------- --------------  -----------   ------------------ ----------   -----------------
Outstanding at beginning of year          3,660,000        $ 0.74      1,100,000         $ 2.47         1,865,000           $ 2.77
Granted                                           -             -      2,720,000           0.19           525,000             2.65
Plan of reorganization (1)               (3,660,000)        (0.74              -              -                 -                -
Forfeited                                         -             -       (160,000)          3.25        (1,290,000)            2.98
                                      -------------- --------------  -----------   ------------------ -----------   ----------------
Outstanding at end of year                        -             -      3,660,000           0.74         1,100,000             2.47

Options exercisable at year end                   -             -      3,660,000              -           820,000                -


(1) Under the Plan of Reorganization, Options outstanding as of the effective date, March 5, 1999, have been cancelled.
However, Option holders have the right to purchase the same number of shares of new Common Stock at a price of $4.00 per share. The right to purchase new shares ends March 4, 2000.

In conjunction with the Plan of Reorganization, the offering includes 1,040,000 shares of new Common Stock for Debenture holders. These shares of issuable new Common Stock have been accounted for as outstanding as no further consideration for this stock will be received pursuant to the Plan of Reorganization. Additionally, in conjunction with this Prospectus, we are offering 18,183,030 shares of new Common Stock to holders of our old Common and Preferred Stock and Class A and B Warrants and Options, all of which were canceled on March 5, 1999 under the Plan of Reorganization. We expect that only a portion of these shares will be purchased by existing equity holders, resulting in total Common Stock outstanding between 1.5 and 9 million shares; this would result in total net equity (before the impact of any interim operating results) of up to $8.6 million.

(15)  Income Taxes

The Company provides for income taxes under the provisions of SFAS 109, Accounting for Income Taxes. On an interim basis, the Company provides for income taxes using the estimated annual effective rate method. The Company did not recognize a quarterly or annual income tax expense or benefit in 1998 and also does not expect to recognize a quarterly or annual income tax expense or benefit in 1999.

A reconciliation of the Company's actual income tax/(benefit) expense to that computed using the United States federal statutory rate of 34 percent is as follows:

                                                                                                     Three months ended
                                                        Twenty-six      Eleven months and                 June 30:
                                                        days ended       five days ended      -------------------------------
                                                      March 31, 1999     March 5, 1999             1999       |     1998
                                                     ---------------- | -----------------     --------------  | -------------
                                                                      |                                       |
Computed "expected" tax/(benefit) expense                $   (42,042) |    $   1,023,687        $  (114,885)  |   $ (150,970)
Increase/(decrease) in income taxes resulting from:                   |                                       |
  Non-deductible (includable) debt to stock conversion             -  |       (1,816,289)                 -   |            -
  Amortization of goodwill                                         -  |                -                  -   |            -
  Change in valuation allowances                             (15,500) |         (207,119)           (70,962)  |      (14,700)
  Other                                                        4,035  |           53,615                  -   |            -
  Limitation of net operating loss carryforward               53,507  |          946,106            185,847   |      165,670
                                                     ---------------- | -----------------     --------------  | -------------
Total income tax expense                                 $         -  |    $           -        $         -   |   $        -
                                                     ================ | =================     ==============  | =============

The tax effects of temporary differences that give rise to deferred tax liabilities at March 31, and June 30, 1999 and 1998, are presented as follows:

                                                                                                         June 30,
                                                                 March 31:                              (unaudited)
                                                     ------------------------------------     -------------------------------
                                                           1999        |       1998                 1999       |       1998
                                                     ----------------  |-----------------     --------------   |-------------
                                                                       |                                       |
Deferred tax assets:                                                   |                                       |
      Bad debt reserve                                $           -    |  $      91,392        $          -    |  $    84,303
      Capital loss carry-over                               920,148    |        203,227             920,148    |      203,227
      Net operating loss                                  3,565,402    |      5,617,126           3,774,673    |    5,806,107
      Deferred compensation                                  62,075    |              -              62,075    |            -
      Valuation reserve on investment                                  |                                       |
            and insurance policies                                -    |        487,493                   -    |      551,480
                                                     ----------------  |-----------------     --------------   | -------------
      Subtotal:  gross deferred tax assets            $   4,547,625    |  $   6,399,238        $  4,756,896    |  $ 6,645,117
                                                     ----------------  |-----------------     --------------   | -------------
Deferred tax liabilities:                                              |                                       |
      Other                                                   1,700    |         18,575                 683    |       18,575
                                                     ----------------  |-----------------     --------------   | -------------
      Subtotal:  gross deferred tax liabilities       $       1,700    |  $      18,575        $        683    |  $    18,575
                                                     ----------------  |-----------------     --------------   | -------------
Net deferred tax asset, before valuation                               |                                       |
      allowance                                       $   4,545,925    |  $   6,380,663        $  4,756,213    |  $ 6,626,542
Valuation allowance for deferred tax assets              (4,545,925)   |     (6,380,663)         (4,756,213)   |   (6,626,542)
                                                     ----------------  |-----------------     --------------   | -------------
Total net deferred tax asset                          $           -    |  $           -        $          -    |  $         -
                                                     ================  |=================     ==============   | =============


(16) Net Operating Loss Carryforwards

As of June 30, 1999, the Company had available unused capital loss carry-forwards and operating loss carry-forwards that may provide future tax benefits, which expire as follows:

                             Unused Capital        Federal Unused Net          State Unused Net
       Year of                   Loss               Operating Loss              Operating Loss
     Expiration               Carryforwards            Carryforwards             Carryforwards
   ----------------        -------------------     -------------------       --------------------
        2000                $       1,359,000         $             -          $               -
        2002                        1,023,000                       -                  6,116,000
        2003                                -                       -                    220,000
        2004                                -                       -                  2,939,235
        2005                                -                       -                    543,980
        2012                                -               6,078,000                          -
        2013                                -                 220,000                          -
        2019                                -               2,939,235                          -
        2020                                -                 543,980                          -
                           -------------------     -------------------       --------------------
Total                       $       2,382,000         $     9,781,215          $       9,819,215
                           ===================     ===================       ====================

Capital loss carryforwards arise due to losses incurred on the disposal of capital assets and may be used to offset future capital gains associated with the disposal of capital assets (but may not be used to offset ordinary income). Net operating loss carryforwards are the result of prior (and current) years' operations, which had recorded a net loss in terms of income tax computations. Operating loss carryforwards can, under certain conditions, be used to offset future operating profits, thus negating the necessity to pay corresponding future income taxes (until the loss carryforwards are used up or expire).

With the Plan of Reorganization now effective, net operating loss carryforwards listed above are intact and usable. At a combined federal and state corporate statutory tax rate of 38.6 percent, the present losses can, in a valid situation, result in the cancellation of a requirement to pay approximately $3.7 million in federal and state income taxes, either immediately in one year or spread out over many years. Any such future operating profits (which might realize these tax benefits) could be derived internally, or could be derived from acquiring additional assets, or from purchasing another qualified business entity by acquiring its stock. If there is a substantial change in ownership involved, tax benefits could be reduced. Other limiting factors may also apply. The requirements to utilize such loss carryforwards are strict, and the possibilities for usage are limited.


(17) Commitments and Contingencies

Note Payable Debenture Holders. As a result of the Debenture debt forgiveness, uncollateralized non-interest bearing notes aggregating $624,000 (undiscounted) were received by the Debenture holders. These notes are payable in five equal annual payments of $124,800. For financial statement presentation, these notes have been discounted based on an imputed interest rate of 6 percent, resulting in an unamortized discount of $100,700. These notes have been recorded at their discounted value of $523,300.

Securities and Exchange Commission. On February 16, 1999, the Company was notified by its counsel that it is subject to an investigation by the Securities and Exchange Commission (the "SEC") in connection with certain activities that took place between September 1996 and September 1997. The Company and its officers have cooperated with the SEC in its investigation and have produced documents requested by the SEC including documents pertaining to the repurchase by the Company of its 9.5 percent Convertible Subordinated Debentures due in 1997.

Albuquerque Office Lease. On August 8, 1997, the Company relocated its principal executive offices from 215

Central NW to 600 Central SW, Albuquerque, New Mexico. This space was being leased from ITB on a month-to-month basis. In February 1999, the Company assumed the ITB lease, which resulted in scheduled lease payments of $119,220 per year for the fiscal years ending 2000 and 2001, and $39,740 for the fiscal year ending 2002. The lease terminates on July 31, 2002, and the lease payments are $9,935 per month. Beginning August 1, 1999 and each August 1 thereafter, the lease payments may be adjusted according to any changes in the Consumer Price Index. The Company believes the office space is adequate to meet its needs.

Rent expense for operating leases was approximately $28,000 for the fiscal year ended March 31, 1999, compared to $14,000 for the fiscal year ended March 31, 1998, and $179,000 for the fiscal year ended March 31, 1997.

Installment Receivables. The Company is currently considering a sale of a portfolio of installment receivables, which are non-performing and which have been fully reserved, to an independent third party. There is also a sales- and use-tax refund opportunity applicable to those receivables because borrowers defaulted. The Company is currently pursuing a potential refund of some of these taxes. The amounts relating to these events are not readily determinable, and recovery is not certain. Therefore, these consolidated financial statements do not reflect the potential financial impact related to these activities.

AutoLend Group, Inc. v. Nunzio P. DeSantis. On July 14, 1998, the Company filed an adversary claim against Nunzio P. DeSantis to recover certain payments made to him and for indemnity. On July 12, 1999, the Bankruptcy Court approved a Motion to Approve Compromise (the "Motion") filed on June 4, 1999, to resolve this adversary claim. The Motion provides for cancellation of debts owed by the Company to Mr. DeSantis of $256,230; the contribution to the Company by Mr. DeSantis of furniture, equipment, and leasehold improvements at an original cost basis of approximately $278,000; the transfer by July 11, 2000 of equity securities with a value of at least $500,000 by Mr. DeSantis to the Company; the indemnification of Mr. DeSantis by the Company from liability under a Non-Compete Agreement between Mr. DeSantis and a third party, dated March 1995 (which indemnification may include possible payments by the Company to Mr. DeSantis or the third party); and the release of any rights we have against Mr. DeSantis with respect to our contingent rights to proceeds receivable under a sale of the former El Rancho Hotel property in Las Vegas, Nevada. The order became final on July 26, 1999. The Company has determined that the total net effect of this adversary settlement results in an approximate $0.5 million increase in net equity.

Florida Tax Claim. On November 24, 1998, the State of Florida Department of Revenue asserted a tax claim under Chapter 199 of the Florida Statutes for the period June 30, 1994 through June 30, 1998 for intangible tax of $668,531, and a claim under Chapter 220 for the period March 31, 1993 through March 31, 1997 for corporate income tax of $42,751. The Company has accrued an amount that it deems appropriate that is far less than the asserted tax claim, based on a recalculation of the tax according to the Florida Tax Laws, and is proceeding in accordance with the confirmed Plan of Reorganization to liquidate the claim. A court order was entered on August 20, 1999 dismissing this claim subject to a seven-day appeal period. The court order became effective on August 27, 1999.

AutoLend Group, Inc. v. Express Scripts, Inc. On June 4, 1999, the Company filed an adversary claim against Express Scripts, Inc., for declaratory judgment with regard to a Non-Compete Agreement with Mr. DeSantis dated March 5, 1995. The Company is presently in negotiation with Express Scripts regarding a resolution of the issue. A scheduling conference was held on September 10, 1999; discovery is presently stayed pending settlement discussions.

Motion For Final Decree. On July 2, 1999, the Company filed a Motion for Final Decree to close the Bankruptcy Estate. One objection was filed. A court hearing to close the case has been scheduled for September 28, 1999.

                                  Schedule II

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                       Valuation and Qualifying Accounts
                        March 31, 1999, 1998, and 1997


                                                             Balance at      Charged to                        Amount on
                                                             Beginning       Costs and       Fresh-Start        Balance
                                                             of Period       Expenses        Adjustment          Sheet
                                                          -----------------------------------------------------------------
Description:
------------
Three months ended June 30, 1999:
      Intangible assets - accumulated amortization          $        -       $       -      $         -       $        -
      Goodwill - accumulated amortization                            -               -                -                -
      Debt issuance costs - accumulated amortization                 -               -                -                -

Year ended March 31, 1999:
      Intangible assets - accumulated amortization          $  600,000       $       -      $  (600,000)      $        -
      Goodwill - accumulated amortization                    2,708,278               -       (2,708,278)               -
      Debt issuance costs - accumulated amortization         3,575,944               -       (3,575,944)               -

Year ended March 31, 1998:
      Intangible assets - accumulated amortization          $  600,000       $       -      $         -       $  600,000
      Goodwill - accumulated amortization                    2,708,278               -                -        2,708,278
      Debt issuance costs - accumulated amortization         3,519,501          56,443                -        3,575,944

Year ended March 31, 1997:
      Intangible assets - accumulated amortization          $  600,000       $       -      $         -       $  600,000
      Goodwill - accumulated amortization                    2,708,278               -                -        2,708,278
      Debt issuance costs - accumulated amortization         3,276,724         242,777                -        3,519,501

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

     The following are the estimated expenses for the offering described in the Registration Statement, all of which will be borne by the Registrant.

     Securities and Exchange Commission fee.....  $10,728
     Accountants' fees..........................   33,272
     Legal fees and expenses....................   41,000
     Blue Sky qualification, fees and expenses..        *
     Company's administrative expenses..........   10,000
     Printing and engraving.....................        *
     Miscellaneous..............................        *
     TOTAL FEES AND EXPENSES....................  $95,000
                                                  =======
*To be filed by amendment hereto

Item 14.     Indemnification of Directors and Officers

     Generally, Section 145 of the General Corporation Law of Delaware (the "GCL") permits a corporation to indemnify certain persons made a party to an action, because the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made for any matter as to which the person was adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless the Chancery Court or the court in which the action was brought determines that, despite the adjudication of liability, the person is fairly and reasonably entitled to indemnification for proper expenses. If the person has been successful in the defense of any matter, he shall be indemnified against his expenses actually and reasonably incurred.

     Section 102(b)(7) of the GCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. The Registrant's Certificate of Incorporation, as amended, and Bylaws provide for indemnification of its officers and directors to the full extent permitted under Delaware law.

Item 15.     Recent Sales of Unregistered Securities

     On October 22, 1996, the Registrant initiated its offer to exchange Common Stock, $.002 par value per share ("Common Stock"), and 14 percent cumulative convertible Preferred Stock, $.002 par value per share ("Preferred Stock"), for its outstanding Debentures ("Exchange Offer"). The Exchange Offer expired, and on April 8, 1997, the Registrant issued an aggregate of 1.4 million shares of its Common Stock and 57,800 shares of its Preferred Stock in exchange for $7.2 million in principal amount of Debentures and accrued interest thereon. Pursuant to the Exchange Offer, the Registrant issued 855,205 shares of Common Stock and 57,800 shares of its Preferred Stock in excess of the original conversion privilege offered by these Debentures. As a result, the Registrant recorded during the year ended March 31, 1998, a non-cash transaction: a conversion charge of $6.3 million, an increase to additional paid-in capital of $14.5 million, and an increase in the Common Stock of $2,889 and

Preferred Stock of $116. In addition, accrued interest on the Debentures, totaling $1.1 million, was canceled.

     No underwriters were used in connection with these transactions. The issuance of these securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof because the transactions did not involve a public offering.

Item 16.     Exhibits and Financial Statement Schedules

       3.1 Certificate of Incorporation of CAPX Corporation (prior name of AutoLend Group, Inc.)*

       3.2 Certificate of Amendment to the Certificate of Incorporation of CAPX Corporation, changing name to AutoLend Group, Inc.*

       3.3   Bylaws of CAPX Corporation (prior name of AutoLend Group, Inc.)*

       5 Form of opinion of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., as to the legality of the securities being registered.**

      10 Lease Agreement for space at 600 Central S.W., Third Floor, Albuquerque, New Mexico*

      21     Subsidiaries of the Registrant*

      23.1 Consent of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P. (included in Exhibit 5)**

      23.2   Consent of Meyners + Company, L.L.C.**

      23.3   Consent of KPMG, LLP***


* Filed as a corresponding exhibit to Registrant's Annual Report on Form 10-K for the year ended March 31, 1999

**  Filed herewith

*** To be filed by amendment

Item 17.     Undertakings

     The Registrant hereby undertakes:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     If a claim for indemnification against such liabilities (other than the Registrant's payment of expenses incurred or paid by its director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, the Registrant is required by the SEC, unless in its counsel's opinion the matter has been settled by controlling precedent, to submit to a court of appropriate jurisdiction the question whether its indemnification is against public policy as expressed in the Act, and the Registrant will be governed by the final adjudication of that issue.

     For determining any liability under the Act, the Registrant will treat the information omitted from the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4), or 497(h) under the Act as part of this registration statement as of the time the Commission declares it effective.

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 425(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.


     (2) That, to determine any liability under the Securities Act of 1933, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed therein an initial bona fide offering.

     (3) To remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

     Pursuant to the Securities Act of 1933, the registrant has duly caused this registration statement report to be signed on its behalf by the undersigned thereto duly authorized, in Albuquerque, New Mexico, on September 14, 1999.


                                AUTOLEND GROUP, INC.
                                By:     /s/ Nunzio P. DeSantis
                                   -------------------------------------
                                       Nunzio P. DeSantis
                                       Chairman of the Board and
                                       Chief Executive Officer


          Pursuant to the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                                TITLE                           DATE
/s/ Nunzio P. DeSantis              Chairman of the Board,                    September 14, 1999
----------------------------------  Chief Executive Officer and Director
Nunzio P. DeSantis                  (Principal executive officer)

/s/ Jeffrey Ovington                Executive Vice President                  September 14, 1999
----------------------------------  (Principal accounting and
Jeffrey Ovington                    financial officer)

/s/ Phillip J. Vitale, M.D.         Director                                  September 14, 1999
----------------------------------
Philip J. Vitale, M.D.

                                 EXHIBIT INDEX

         Exhibit                                                                Sequentially
           No.             Description                                          Numbered Page
        -------------------------------------------------------------------------------------
           3.1      Certificate of Incorporation of CAPX Corporation
                    (prior name of AutoLend Group, Inc.)*

           3.2 Certificate of Amendment to the Certificate of Incorporation of CAPX Corporation, changing name to AutoLend Group, Inc.*

           3.3      Bylaws of CAPX Corporation  (prior name of AutoLend Group, Inc.)*

           5        Form of opinion of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., as to the legality of the securities being registered.**

          10        Lease Agreement for space at 600 Central S.W., Third Floor,
                    Albuquerque, New Mexico*

          21        Subsidiaries of the Registrant*

          23.1      Consent of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P.
                    (included in Exhibit 5)**

          23.2      Consent of Meyners + Company, L.L.C.**

          23.3      Consent of KPMG, LLP***

* Filed as a corresponding exhibit to Registrant's Annual Report on Form 10-K for the year ended March 31, 1999

**  Filed herewith

*** To be filed by amendment